Form 10-K405, Exhibit 13
period 1998-06-30
D & K HEALTHCARE RESOURCES INC
filed 1998-09-28
CIK 888914

                                                                      EXHIBIT 13


                              FINANCIAL HIGHLIGHTS


                                                            Fiscal Year Ended
                                   --------------------------------------------------------------

                                          June 30,    March 28,   March 29,  March 31,    April 1,
                                          1998(1)       1997        1996       1995         1994
                                   --------------------------------------------------------------
INCOME STATEMENT DATA                       (in thousands, except share and per share data)
Net sales                              $612,427    $479,524    $425,333     $319,958    $211,196
Gross profit                             29,662      21,640      20,272       16,095      11,397
Income from operations                    8,555       4,224       1,947        4,441       2,077
Net income (loss)                         3,327         739      (1,109)       1,409         374
Basic earnings (loss) per share           $0.99       $0.24      $(0.37)       $0.55       $0.16
Diluted earnings (loss) per share         $0.90       $0.24      $(0.37)       $0.49       $0.16
Basic common shares outstanding       3,345,261   3,033,536   2,971,117    2,547,334   2,394,022
Diluted common shares outstanding     3,766,352   3,588,943   2,971,117    3,114,129   2,925,439


                                        June 30,       March 28,   March 29,   March 31, April 1,
                                        1998(1)          1997        1996        1995      1994
                                   --------------------------------------------------------------
BALANCE SHEET DATA                                          (in thousands)
Current assets                         $145,492     $74,932     $68,938      $73,338     $35,569
Working capital                          52,250      24,270      25,224       27,395      14,154
Total assets                            170,350     101,065      94,937       95,787      43,352
Long-term debt                           61,156      41,530      43,190       39,991      17,858
Stockholders' equity                     15,952       8,873       8,033        8,784       4,078

                                  [BAR GRAPH]


                                   94             95             96             97             98
                              ------------   ------------   ------------    ----------    ----------
Net Sales ($)                  $ 211,196      $ 319,958      $ 425,333      $ 479,524     $ 612,427
Income From Operations ($)     $   2,077      $   4,441      $   1,947      $   4,224     $   8,555
Stockholders' Equity ($)       $   4,078      $   8,784      $   8,033      $   8,873     $  15,952
Gross Profit ($)               $  11,397      $  16,095      $  20,272      $  21,640     $  29,662

(1) Fiscal year end changed to June 30.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION & RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Fiscal Year Ended June 30, 1998, compared with the Fiscal Year Ended March 28, 1997

NET SALES. Net sales increased $132.9 million, or 27.7%, for the fiscal year ended June 30, 1998, compared with the fiscal year ended March 28, 1997. Sales to healthcare institutions increased by $55.2 million, or 44.3%, compared with fiscal 1997, due to increased sales to a prescription benefit management company added as a customer in August 1996 coupled with higher sales to new and existing hospital, clinic and nursing home accounts. Independent pharmacy sales increased by $77.8 million, or 34.8%, compared with fiscal 1997, from higher sales to existing and new retail accounts, including $53.6 million to an association of retail pharmacies added as a customer in May 1997 and $6.2 million to independent pharmacies that became customers as a result of the Company's acquisition of a drug wholesaler in October 1997. The Company experienced a net decrease in retail chain sales of $0.1 million, compared to fiscal 1997, primarily due to the termination of the Company's relationship with a large regional retail chain customer on September 30, 1997, (a decrease of approximately $68.5 million) partially offset by increased sales to other existing and new retail chain customers of approximately $68.4 million. Excluding sales made to the former large regional retail chain customer from both fiscal 1998 and fiscal 1997, net sales would have increased 52.2%. In addition, during fiscal 1998, the Company made $62.1 million in "dock-to-dock" sales, which are not included in net sales due to the Company's accounting policy of recording only the commission on such transactions as a reduction of cost of goods sold. There were no dock-to-dock sales in fiscal 1997. Dock-to-dock sales represent bulk sales of pharmaceuticals to self-warehousing retail chains for which the Company acts only as an intermediary in the order and subsequent delivery of products to the customers' warehouses. The commission on dock-to-dock sales is typically lower than the gross profit realized on sales of products from inventory.

GROSS PROFIT. Gross profit increased 37.1%, to $29.7 million in fiscal 1998 compared with fiscal 1997. As a percentage of net sales, gross margin increased from 4.51% to 4.84% in fiscal 1998 compared with fiscal 1997. The increase in gross margin percentage was due mainly to a shift in customer mix to higher-margin business, higher sales of more profitable generic pharmaceutical products and sales of inventory acquired through advantageous purchasing.

OPERATING EXPENSES. Total operating expenses increased $3.7 million, or 21.2%, to $21.1 million in fiscal 1998, compared with fiscal 1997. As a percentage of net sales, total operating expenses decreased from 3.63% to 3.44% in fiscal 1998 compared with fiscal 1997. The increase in operating expenses in fiscal 1998 resulted primarily from incremental warehouse and distribution costs associated with increased sales activity, higher personnel and occupancy costs related to additional managerial positions in several major functional areas of the Company, and legal fees associated with the conclusion of the Company's relationship with its previously largest customer.

NET INTEREST EXPENSE. Net interest expense increased $184,000, or 5.4%, in fiscal 1998, compared with fiscal 1997. As a percentage of net sales, net interest expense decreased from 0.71% to 0.59% in fiscal 1998 compared to fiscal 1997. The increase in net interest expense was primarily the result of higher average outstanding borrowings offset by lower interest rates on the Company's line of credit. In addition, the collection of approximately $9.5







The table below sets forth for the years indicated certain statement of operations data for the last three fiscal years expressed as a percentage of net sales and in comparison to the prior fiscal year. Unless indicated to the contrary, for purposes of this discussion, all references to "1998," "1997," and "1996" shall mean the Company's fiscal years ended June 30, 1998, March 28, 1997, and March 29, 1996, respectively. See Note 1 of "Notes to Consolidated Financial Statements."

                                                            PERCENTAGE
                                                            CHANGE FROM
                              PERCENTAGE OF NET SALES        PRIOR YEAR
----------------------------------------------------------------------------
                              1998     1997     1996    1997-98   1996-97
----------------------------------------------------------------------------
Net sales                    100.00%  100.00%  100.00%    27.7%    12.7%
Gross profit                   4.84%    4.51%    4.77%    37.1%     6.7%
Total operating expenses      (3.44%)  (3.63%)  (4.31%)   21.2%    (5.0%)
                             ---------------------------
Income from operations         1.40%    0.88%    0.46%   102.5%   116.9%
Interest expense, net         (0.59%)  (0.71%)  (0.80%)    5.4%    (0.3%)
Other income, net              0.08%    0.09%   (0.01%)   16.5%       --
Income tax provision (benefit) 0.35%    0.11%   (0.09%)  302.6%       --
Net income (loss)              0.54%    0.15%   (0.26%)  350.2%   166.6%
                             ---------------------------

million of accounts receivable on September 30, 1997, from the Company's then largest customer, with which the Company's relationship was mutually terminated in September 1997, reduced the Company's working capital requirements and its borrowings.

OTHER INCOME, NET. Other income, net increased from $455,000 to $530,000 in fiscal 1998 compared with fiscal 1997. The increase in other income, net, was primarily due to gains on sales of investments partially offset by lower recorded earnings from the Company's equity interest in the net income of PBI during fiscal 1998, which totaled $389,000, compared with $410,000 in fiscal 1997.
   The Company's effective income tax rates of 39.5% in fiscal 1998 and 42.2% in fiscal 1997 differed from the statutory blended federal and state effective rates primarily due to the impact of the amortization of intangible assets that were not deductible for income tax purposes, partially offset by the Company's equity in the net income of PBI, a portion of which was excludable from taxable income.
   The effect of price inflation, as measured by the excess of LIFO costs over FIFO costs, was $1.0 million in fiscal 1998 and $1.2 million in fiscal 1997. The decrease in the LIFO provision was due to changes in the Company's inventory mix to include higher levels of generic pharmaceuticals and modifications made in investment buying practices.


Fiscal Year Ended March 28, 1997, compared with the Fiscal Year Ended March 29, 1996

NET SALES. Net sales increased $54.2 million, or 12.7%, to $479.5 million in fiscal 1997 compared with fiscal 1996. Sales to healthcare institutions increased $41.0 million, or 49.1%, primarily due to the addition of a prescription benefit management company in August 1996. Retail chain sales decreased $3.1 million, or 2.3%, primarily due to a reduction of $13.7 million in sales to a group of regional pharmacies which discontinued using the Company as its primary supplier effective June 30, 1995, offset by a $10.6 million increase in sales to several retail chains, including $6.0 million to a large regional retail chain. The remaining increase in sales of $16.3 million in 1997 was due to the growth in sales to independent pharmacies.

GROSS PROFIT. Gross profit as a percentage of net sales declined from 4.77% in fiscal 1996 to 4.51% in fiscal 1997. The decrease in gross margin in fiscal 1997 reflected the impact of sales to the new prescription benefit management company which yielded relatively low selling margins but generated favorable working capital benefits by reducing the Company's overall borrowing costs. In addition, a significant reduction in sales to certain retail chain customers which carried more favorable selling margins, combined with increased sales to other retail chain customers which carried lower selling margins, contributed to the decline in the gross margin in fiscal 1997. Despite the reduction in gross margin during fiscal 1997, gross margin dollars increased $1.4 million, or 6.7%, due to overall increased sales levels compared to the prior year. The Company believes that the declining gross margin is consistent with the experience of the industry as a whole.

OPERATING EXPENSES. As a percentage of net sales, total operating expenses declined from 4.31% in fiscal 1996 to 3.63% in fiscal 1997. The decrease in total operating expenses as a percentage of sales was attributable primarily to $1.3 million of nonrecurring expenses incurred in fiscal 1996 in connection with the Company's consolidation of its Minnesota facilities. The Company acquired these facilities when it acquired Northern Drug Company ("Northern") and Krelitz Industries, Inc. ("Krelitz") in fiscal 1995. The Company consolidated its Northern and Krelitz operations to eliminate redundant fixed overhead expenses. The improvement in total operating expenses as a percentage of net sales in fiscal 1997 also reflected enhanced operating efficiencies in the warehouse and delivery areas which were realized principally on sales to the Company's large prescription benefit management company. In addition, the implementation of various cost-management measures contributed to the decline in operating expenses during fiscal 1997. Total operating expenses for fiscal 1997 reflected additional selling, administrative, information services, and warehouse costs associated with supporting increased sales levels. In fiscal 1997, the Company made significant investments in personnel, computer hardware and software, and warehouse systems. Management believes that these moves have positioned it to realize continued improvements in its operating expense ratio in future periods. Depreciation and amortization decreased from $1.8 million in fiscal 1996 to $1.5 million in fiscal 1997 due to certain adjustments made in fiscal 1996 to the recorded Northern and Krelitz goodwill balances coupled with the discontinuance of depreciation on the Northern property which had been held for sale since the 1996 consolidation of the Company's Minnesota facilities.

NET INTEREST EXPENSE. As a percentage of net sales, net interest expense decreased from 0.90% in fiscal 1996 to 0.78% in fiscal 1997. This decrease was reflective of improved utilization of working capital in financing the Company's increased sales levels and the reduction of relatively high interest term debt, somewhat offset by the incremental interest cost associated with the Company's November 1995 investment in PBI and the addition of an equipment loan in fiscal 1997. In addition, the weighted average of the Company's LIBOR and prime borrowing rates were lower compared to the prior year due to reduced interest rates which commenced during the last quarter of fiscal 1996 and continued to fiscal 1997.

OTHER INCOME, NET. Other income, net increased $511,000 in fiscal 1997 compared with fiscal 1996 primarily due to $410,000 of income in fiscal 1997 from the Company's investment in PBI, compared with $88,000 in the prior year. These amounts are net of amortization expense of $276,000 and $92,000, respectively, for fiscal 1997 and fiscal 1996 associated with goodwill incurred in conjunction with the Company's investment in PBI. In addition, the Company recorded a $287,000 charge in fiscal 1996 to fully reserve for its investment in a wholesale alliance, after the Company determined that the probability of fully recovering its investment in the alliance was remote.
   The effective tax rates (tax benefit in fiscal 1996) of 42.2% in fiscal 1997, and (26.0%) in fiscal 1996 differed from the statutory blended federal and state effective rates primarily due to the impact of the amortization of intangible assets that were not deductible for income tax purposes, partially offset by the Company's equity in the net income of PBI, a portion of which was excludable from taxable income.
   The effect of price inflation, as measured by the excess of LIFO costs over FIFO costs, was $1.2 million in fiscal 1997 and $663,000 in fiscal 1996. The increase in the LIFO provision was due to increased sales levels and to comparatively higher product price inflation.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's working capital requirements generally are met through a combination of internally generated funds, borrowings under the revolving line of credit and trade credit from its suppliers. The following ratios are utilized by the Company as key indicators of the Company's liquidity and working capital management:
                                JUNE 30, 1998       MARCH 28, 1997
-------------------------------------------------------------------
Working capital (000's)            $52,250             $24,270
Current ratio                    1.56 to 1           1.48 to 1

   The $28.0 million increase in working capital at June 30, 1998 was due primarily to an increase in inventories of $40.4 million and an increase in accounts receivable of $28.2 million, offset by an increase in accounts payable of $39.7 million. The increase in inventories was due to the increased level of business and the expansion of inventory investment buying opportunities at favorable prices during the current fiscal year. The increase in accounts receivable was primarily due to an increase in net sales, including dock-to-dock sales activity. The increase in accounts payable reflects higher inventory levels and the timing of cash disbursements.
   The Company invested $863,000 in capital assets in fiscal 1998 and $2.2 million in fiscal 1997. The fiscal 1997 investment included approximately $1.3 million of warehouse and computer equipment and leasehold and site improvements at the Company's 66,000 square-foot warehouse facility located in Cape Girardeau, Missouri. The Company believes that continued investment in capital assets is necessary to achieve its goal of improving operating efficiency and information services capabilities, thereby improving its productivity and ratio of operating expenses to net sales.
   During the three-month period ended June 30, 1997, the Company sold an idle distribution facility with a carrying value of $0.7 million for net cash proceeds of $0.9 million. The gain on the sale is included in other income, net, in the consolidated statements of operations for the three months ended June 30, 1997.
   In December 1996, the Company obtained a $1.5 million equipment loan from a bank through the Missouri First Link program ("Missouri First") to finance certain capital expenditures at its leased Cape Girardeau, Missouri, facility. During the first year of the four-year agreement, the Missouri First loan required monthly interest payments. In December 1997, the Company made a $182,500 principal payment to Missouri First and in December 1998 is required to make a $437,500 principal payment. Thereafter, the loan requires monthly principal payments of $36,458 plus interest until maturity in December 2000. The Missouri First loan bears interest at 70% of the bank's prime rate (8.5% at June 30, 1998) plus 1/2%, or 6.45%.
   In November 1997, the Company's revolving line of credit was amended to increase the maximum borrowings from $60 million to $75 million, including a $5 million supplemental facility that expired August 3, 1998. At June 30, 1998, and March 28, 1997, the unused portions of the line of credit were $14.8 million and $10.2 million, respectively,. Interest on borrowings under the line of credit was reduced in April 1998 to daily LIBOR plus 1.25%. In August 1998, the revolving line of credit was amended to be secured solely by eligible inventories, to increase the facility to $75 million and to extend its maturity through August 2001. Borrowings under the line of credit are limited to 60% of eligible inventories.
   In August 1998, the Company finalized a $45 million accounts receivable purchase facility under an asset securitization structure (the "Securitization") with its primary lender. The Securitization carries an initial term of three years, with annual renewal options, and bears interest at the 30-day LIBOR rate (5.6875% at June 30, 1998) plus program and liquidity fees of 0.71% payable monthly. Under the Securitization, the Company's accounts receivable are being sold on a non-recourse basis to a bankruptcy-remote subsidiary of the Company as security for commercial paper issued by an affiliate of the lender. Based upon the structure of the arrangement, the subsidiary's assets and liabilities, consisting of accounts receivable and long-term debt, are no longer consolidated with those of the Company. The Company believes that funds available under the line of credit and the Securitization facility, together with internally generated funds, will be sufficient to meet its capital requirements for the foreseeable future.

YEAR 2000
The Company is dependent upon its software programs and operating systems for internal operations (e.g., inventory and warehouse management) and for processing product orders with its customers and suppliers. The Company has made a preliminary determination that it will not incur any significant costs to make the Company's software programs and operating systems Year 2000 compliant and is making inquiries regarding the magnitude of any Year 2000 problems that may be resident in the software programs and operating systems of its customers and suppliers, or the impact that any such problems could have on the sales made and services provided by the Company to such customers or suppliers. The Company is in the process of modifying and testing its affected software programs and operating systems to make them Year 2000 compliant and is developing a contingency plan to address the possibility of Year 2000 related failures. The Company expects these processes to be completed by the end of fiscal 1999. The occurrence of Year 2000-related failures in the software programs and operating systems of any of the Company's significant customers or suppliers could have a material adverse effect on the Company's business, results of operations, or financial condition.

NEW ACCOUNTING STANDARDS
The Financial Accounting Standards Board recently issued SFAS No. 130 "Reporting Comprehensive Income," which requires that an enterprise report, by major component and as a single total, the change in its net assets during the period from nonowner sources; SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers; SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits," which standardizes the disclosure requirements for pension and other postretirement benefits and expands disclosures on changes in benefit obligations and fair values of plan assets; and SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivatives be recognized as either assets or liabilities in the statement of financial position at fair value. The Company is required to adopt the provisions of SFAS 130, 131 and 132 in fiscal 1999 and SFAS 133, in fiscal 2000. Adoption of these statements is not expected to affect the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures.

                                D&K HEALTHCARE
                             RESOURCES, INC. AND
                                 SUBSIDIARIES



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To D&K Healthcare Resources, Inc.:

We have audited the accompanying consolidated balance sheets of D&K Healthcare Resources, Inc. , (a Delaware corporation) and subsidiaries as of June 30, 1998, and March 28, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended June 30, 1998, for the three months ended June 30, 1997, and for each of the two fiscal years in the period ended March 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of D&K Healthcare Resources, Inc., and subsidiaries as of June 30, 1998, and March 28, 1997, and the results of their operations and their cash flows for the fiscal year ended June 30, 1998, for the three months ended June 30, 1997, and for each of the two fiscal years in the period ended March 28, 1997, in conformity with generally accepted accounting principles.


                                            /s/ Arthur Andersen LLP

                                                Arthur Andersen LLP

                                                St. Louis, Missouri
                                                August 11, 1998

D&K HEALTHCARE
RESOURCES, INC. AND
SUBSIDIARIES

CONSOLIDATED
BALANCE SHEETS

(in thousands, except share and per share data)


                                                     JUNE 30, 1998   MARCH 28, 1997
-----------------------------------------------------------------------------------

ASSETS
Current Assets
   Cash (including restricted cash)                  $    4,051          $    2,213
   Receivables, net of allowance for doubtful
   accounts of
      $700 and $697, respectively                        50,496              22,247
   Inventories                                           90,413              49,991
   Prepaid expenses and other current assets                532                 481
                                                     ------------------------------
      Total current assets                              145,492              74,932

Property and Equipment, net of accumulated
    depreciation and amortization of $5,990
     and $5,038, respectively                             5,924               6,242
Investment in PBI                                         4,129               4,039
Deferred Income Taxes                                     2,842                 889
Other Assets                                                228                 338
Intangible Assets, net of accumulated
amortization                                             11,735              14,625
                                                     ------------------------------
      Total assets                                   $  170,350          $  101,065
                                                     ==============================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Current maturities of long-term debt              $    6,448          $    3,138
   Accounts payable                                      80,659              41,009
   Accrued expenses                                       3,161               2,673
   Deferred income taxes                                  2,974               3,842
                                                     ------------------------------
      Total current liabilities                          93,242              50,662
Long-Term Debt                                           61,156              41,530
                                                     ------------------------------
      Total liabilities                                 154,398              92,192
Stockholders' Equity
   Preferred stock; no par value, 1,000,000 shares           --                  --
      authorized, no shares issued or outstanding
   Common stock; $.01 par value, 10,000,000 shares
      authorized, 3,746,275 and 3,044,717 shares
      issued and outstanding, respectively                   37                  30
   Paid-in capital                                       15,075              11,693
   Retained earnings (accumulated deficit)                  840              (2,850)
                                                     ------------------------------
      Total stockholders' equity                         15,952               8,873
                                                     ------------------------------
      Total liabilities and stockholders'
      equity                                           $170,350            $101,065
                                                     ==============================

The accompanying notes are an integral part of these statements.

D&K HEALTHCARE
RESOURCES, INC. AND
SUBSIDIARIES

CONSOLIDATED
STATEMENTS
OF OPERATIONS



(in thousands, except per share data)


                                                                                  For the Three
                                    For the Years Ended                           Months Ended
-----------------------------------------------------------------------------------------------
                                   JUNE 30, 1998  MARCH 28, 1997  MARCH 29, 1996  JUNE 30, 1997
                                   ============================================================
Net Sales                          $612,427         $479,524         $425,333          $144,473
Cost of Sales                       582,765          457,884          405,061           138,457
                                   ------------------------------------------------------------
   Gross profit                      29,662           21,640           20,272             6,016
Depreciation and Amortization         1,468            1,523            1,754               384
Nonrecurring Expenses                    --               --            1,317                --
Operating Expenses                   19,639           15,893           15,254             4,385
                                   ------------------------------------------------------------
   Income from operations             8,555            4,224            1,947             1,247
                                   ------------------------------------------------------------
Other Income (Expense):
   Interest expense                  (3,857)          (3,738)          (3,813)             (903)
   Interest income                      273              338              424                83
   Equity in net income of PBI          389              410               88                51
   Other, net                           141               45             (144)              165
                                   ------------------------------------------------------------
                                     (3,054)          (2,945)          (3,445)             (604)
                                   ------------------------------------------------------------
   Income (loss) before income
      tax provision (benefit)         5,501            1,279           (1,498)              643
Income Tax Provision (benefit)        2,174              540             (389)              280
                                   ------------------------------------------------------------
   Net income (loss)                 $3,327             $739          $(1,109)             $363
                                   ------------------------------------------------------------
Basic Earnings (loss) Per Share       $0.99            $0.24           $(0.37)            $0.12
                                   ------------------------------------------------------------
Diluted Earnings (loss) Per Share     $0.90            $0.24           $(0.37)            $0.11
                                   ------------------------------------------------------------

The accompanying notes are an integral part of these statements.

D&K HEALTHCARE
RESOURCES, INC. AND
SUBSIDIARIES

CONSOLIDATED
STATEMENTS OF
STOCKHOLDERS' EQUITY

(in thousands)
--------------------------------------------------------------------------------

                                                            RETAINED
                                                            EARNINGS
                                               PAID-IN    (ACCUMULATED
                                 COMMON STOCK  CAPITAL       DEFICIT)    TOTAL
--------------------------------------------------------------------------------

BALANCE AT MARCH 31, 1995              $30     $11,234      $(2,480)    $8,784
   Common stock issued                  --         122           --        122
   Stock option and warrant expense     --          15           --         15
   Stock options exercised              --         221           --        221
   Net loss                             --          --       (1,109)    (1,109)
                                     -------------------------------------------
BALANCE AT MARCH 29, 1996               30      11,592       (3,589)     8,033
   Common stock issued                  --           4           --          4
   Stock option and warrant expense     --           3           --          3
   Stock options exercised              --          94           --         94
   Net income                           --          --          739        739
                                     -------------------------------------------
BALANCE AT MARCH 28, 1997               30      11,693       (2,850)     8,873
   Common stock issued                  --          49           --         49
   Stock option and warrant expense     --          77           --         77
   Stock options exercised              --          16           --         16
   Net income                           --          --          363        363
                                     -------------------------------------------
BALANCE AT JUNE 30, 1997                30      11,835       (2,487)     9,378
   Common stock issued upon debt
   conversions                           6       2,744           --      2,750
   Stock options and warrants
   exercised                             1         496           --        497
   Net income                           --          --        3,327      3,327
                                     -------------------------------------------
BALANCE AT JUNE 30, 1998               $37     $15,075         $840    $15,952
                                     ===========================================




The accompanying notes are an integral part of these statements.

D&K HEALTHCARE
RESOURCES, INC. AND
SUBSIDIARIES

CONSOLIDATED
STATEMENTS
OF CASH FLOWS



(in thousands)


                                                                                                       For the Three
                                                                For the Years Ended                      Months Ended
---------------------------------------------------------------------------------------------------------------------
                                                     June 30, 1998   March 28, 1997   March 29, 1996    June 30, 1997
---------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income (loss)                                           $3,327             $739          $(1,109)            $363
Adjustments to reconcile net income (loss) to net cash
   flows from operating activities -
   Depreciation and amortization                             1,468            1,523            1,754              384
   Amortization of debt issuance costs                          59               73               71               20
   Stock option and warrant expense                             --                3               15               77
   (Gain) loss from sale of assets                             (32)              (6)               2             (217)
   Equity in net income of PBI                                (389)            (410)             (88)             (51)
   Deferred income taxes                                     1,241              363              655              105
   (Increase) decrease in receivables, net                 (16,500)           3,214            3,197           (7,069)
   (Increase) decrease in inventories                      (47,799)         (10,491)           2,154            8,600
   (Increase) decrease in prepaid expenses
                    and other current assets                   633            1,884              (76)            (160)
   Increase (decrease) in accounts payable                  31,491            4,318           (2,192)           6,529
   Increase (decrease) in accrued expenses                     213              754           (2,212)             (69)
   Other, net                                                  154               22              866                9
                                                           ----------------------------------------------------------
      Net cash flows from operating activities             (26,134)           1,986            3,037            8,521
                                                           ----------------------------------------------------------
Cash Flows from Investing Activities
   Payments for acquisitions, net of cash acquired          (1,256)              --               --               --
   Investment in PBI                                            --               --           (3,842)              --
   Cash dividend from PBI                                      350              300               --               --
   Purchases of property and equipment                        (863)          (2,198)            (963)            (180)
   Proceeds from sale of assets                                 32                6               10              956
                                                           ----------------------------------------------------------
      Net cash flows from investing activities              (1,737)          (1,892)          (4,795)             776
                                                           ----------------------------------------------------------
Cash Flows from Financing Activities
   Borrowings under revolving line of credit               427,164          306,471          307,623           82,138
   Repayments under revolving line of credit              (397,997)        (306,471)        (303,213)         (91,990)
   Net borrowings (repayments) under revolving
     accounts receivable credit facility                     2,267               --               --               --
   Proceeds from equipment loan                                 --            1,495               --               --
   Payments of long-term debt                               (1,571)          (1,287)          (1,563)              (2)
   Payments of capital lease obligations                        --              (94)            (206)             (10)
   Proceeds from exercise of stock options and warrants        413               94              221               --
   Payments of deferred debt costs                              --              (36)              --               --
                                                           ----------------------------------------------------------
      Net cash flows from financing activities              30,276              172            2,862           (9,864)
                                                           ----------------------------------------------------------
      Increase (decrease) in cash                            2,405              266            1,104             (567)
Cash, Beginning of Period                                    1,646            1,947              843            2,213
                                                           ----------------------------------------------------------
Cash, End of Period                                         $4,051           $2,213           $1,947           $1,646
                                                           ==========================================================
Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for --
   Interest                                                 $3,601           $3,689           $3,914           $1,029
   Income taxes, net                                        $1,151          $(1,089)            $427              $31


The accompanying notes are an integral part of these statements.

D&K HEALTHCARE
RESOURCES, INC. AND
SUBSIDIARIES

NOTES TO
CONSOLIDATED
FINANCIAL STATEMENTS



                                     NOTE 1

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of all divisions and wholly owned subsidiaries of D&K Healthcare Resources, Inc. (the "Company"). All significant intercompany accounts and transactions are eliminated.

CONCENTRATION OF CREDIT RISK
The Company is a full-service, regional wholesale drug distributor. From facilities in Missouri, Kentucky, and Minnesota, the Company distributes a broad range of pharmaceutical products, health and beauty aids, and related products to its customers in more than 20 states. The Company focuses primarily on a target market sector that includes independent retail, institutional, franchise, chain store, and alternate site pharmacies in the Midwest and South. The Company presently operates in one business segment.
   The Company had one customer that comprised approximately 18%, 20% and 21%, respectively, of net sales for the three months ended June 30, 1997, in 1997 and 1996 and approximately 22% of the March 28, 1997 accounts receivable balance. The supply agreement with this customer was terminated on September 30, 1997, upon the acquisition of the customer by a third party. Upon termination of the supply agreement, the Company collected the entire amount of its then accounts receivable due from this customer of approximately $9.5 million. In 1998, sales to one customer represented approximately 13% of total net sales.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGE IN FISCAL YEAR
On June 30, 1997, the Company changed from a fiscal year ending the Friday closest to March 31 in each year to a fiscal year ended June 30 of each year. Therefore, fiscal 1998 ended on June 30, 1998. Fiscal years 1997 and 1996 ended on March 28, 1997, and March 29, 1996, respectively, and each included 52 weeks. References to years relate to fiscal years rather than calendar years unless otherwise stated.

BULK PURCHASES
During 1996, the Company purchased pharmaceuticals from an industry trade association of which an officer of the Company was formerly chairman of the board of directors. Purchases of pharmaceuticals from this association amounted to $5.1 million for 1996. No material balances were payable to or receivable from this association at the end of any of the fiscal years presented.

NAME CHANGE TO D&K HEALTHCARE RESOURCES, INC.
In 1998, through an amendment to its Certificate of Incorporation and with the approval of its stockholders, the Company changed its corporate name from D&K Wholesale Drug, Inc., to D&K Healthcare Resources, Inc.

RESTRICTED CASH
Restricted cash of $4.0 million and $0.8 million, respectively, at June 30, 1998, and March 28, 1997, represents cash receipts from customers that must be used to reduce borrowings under the revolving line of credit and are included in cash.

REVENUE RECOGNITION
Revenue is recognized when products are shipped or services are provided to customers. During 1998, the Company made $62.1 million in "dock-to-dock" sales, which are excluded from net sales due to the Company's policy of recording only the commission on such transactions as a reduction against cost of goods sold in the consolidated statements of operations. Dock-to-dock sales represent large volume sales of pharmaceuticals to major self-warehousing retail chain pharmacies whereby the Company acts as an intermediary in the order and subsequent delivery of products to the customers' warehouses. The Company had no dock-to-dock sales during the three-month period ended June 30, 1997 or in 1997 or 1996.

INVENTORIES
Inventories are comprised of pharmaceutical drugs and related over-the-counter items which are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out method.

PROPERTY AND EQUIPMENT
Property and equipment is stated at cost. Depreciation and amortization are charged to operations primarily using the straight-line method over the shorter of the estimated useful lives of the various classes of assets, which vary from 2 to 30 years, or the lease term for leasehold improvements. For income tax purposes, accelerated depreciation methods are used.

INTANGIBLE ASSETS
Intangible assets are stated at cost less accumulated amortization. Amortization is determined using the straight-line method over the estimated useful lives of the related assets.

LONG-LIVED ASSETS
If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the carrying value of the asset will not be recovered, as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value.

INCOME TAXES
Deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective bases for income tax purposes. Deferred tax assets and liabilities are measured and recorded using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

BOOK OVERDRAFTS
Accounts payable includes book overdrafts (outstanding checks) of $14.1 million and $5.3 million at June 30, 1998 and March 28, 1997, respectively.

ACCOUNTING CHANGE
In 1998, the Company adopted SFAS No. 128 "Earnings Per Share," which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. All share and per share amounts have been restated in accordance with the provisions of SFAS No. 128.

RECLASSIFICATIONS
Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation.


                                     NOTE 2

                                  ACQUISITIONS

During 1998, the Company made two acquisitions of pharmaceutical distribution companies for aggregate consideration of $2.6 million, including cash payments and the issuance of notes payable.


                                     NOTE 3

                                   INVENTORIES

Substantially all inventories are stated at the lower of last-in, first-out
(LIFO) cost or market. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, which approximates current replacement cost, inventories would have been $8.0 million and $7.0 million higher than reported at June 30, 1998 and March 28, 1997, respectively.

                                     NOTE 4

                             PROPERTY AND EQUIPMENT

Property and equipment consisted of the following
(in thousands):
                                             JUNE 30, 1998       MARCH 28, 1997
--------------------------------------------------------------------------------

   Land                                           $407                $528
   Building and improvements                     3,436               3,296
   Fixtures and equipment                        6,478               5,669
   Leasehold improvements                          749                 735
   Vehicles                                        844               1,052
--------------------------------------------------------------------------------
                                                11,914              11,280

   Less - Accumulated
      depreciation & amortization               (5,990)             (5,038)
--------------------------------------------------------------------------------
                                                $5,924              $6,242
================================================================================

   During the three-month period ended June 30, 1997, the Company sold an idle distribution facility, with a carrying value of $0.7 million, for cash proceeds of $0.9 million. The gain on the sale is included in other, net, in the consolidated statements of operations for the three months ended June 30, 1997.


                                     NOTE 5

                                INVESTMENT IN PBI

In November 1995, the Company completed the purchase of 50% of the capital stock of Pharmaceutical Buyers, Inc. ("PBI"), a Colorado-based group purchasing organization. Pursuant to the transaction, the Company acquired 50% of the voting and nonvoting common stock of PBI for $3.8 million in cash. The Company's investment in PBI is accounted for under the equity method.
    The Company's equity in the net income of PBI totaled $389,000, $410,000, $88,000, and $51,000, respectively, for 1998, 1997, 1996, and for the three months ended June 30, 1997, which is net of amortization of goodwill associated with its investment in PBI of $276,000, $276,000, $92,000 and $69,000 for these respective fiscal periods. The PBI goodwill is being amortized using the straight line method over a period of 25 years. During 1998 and 1997, the Company received cash dividends of $350,000 and $300,000, respectively, from PBI, which were recorded as a reduction in the carrying amount of the investment.
   Summarized balance sheet information for PBI for its fiscal year ended December 31, 1997, and unaudited information for the periods ended June 30, 1998 and 1997, included current assets of $3.0 million, $2.3 million and $2.5 million, noncurrent assets of $1.0 million, $0.8 million and $1.0 million, current liabilities of $1.1 million, $1.0 million and $1.2 million and noncurrent liabilities of $7.0 million, $6.3 million, and $7.1 million, respectively. Summarized income statement information for PBI for its fiscal year ended December 31, 1997, and unaudited information for the six months ended June 30, 1998, and for the three months ended June 30, 1997 included net revenues of $5.6 million, $2.8 million and $1.3 million and income from continuing operations and net income of $1.3 million, $0.6 million and $0.3 million, respectively.
   The remaining shareholders of PBI have the option to exchange their ownership interests in PBI for shares of the Company's common stock under the terms of the original purchase agreement. The potential impact of any such conversions has been determined to be anti-dilutive in all periods presented.


                                     NOTE 6

                                  OTHER ASSETS

Other assets include deferred debt issuance costs of $0.7 million and $0.7 million, respectively, at June 30, 1998, and March 28, 1997, that are being amortized over the periods the related debt is outstanding. Accumulated amortization amounted to $0.6 million and $0.5 million, respectively, at June 30, 1998, and March 28, 1997. Amortization of deferred debt issuance costs totaled $59,000 in 1998, $73,000 in 1997, $71,000 in 1996, and $20,000 for the
three-month period ended June 30, 1997, and is included in interest expense in the consolidated statements of operations.

                                     NOTE 7

                                INTANGIBLE ASSETS

Intangible assets consisted of the following (in thousands):

                                        JUNE 30, 1998             MARCH 28, 1997
Excess of purchase
   price over fair value
   of net assets acquired                  $14,065                    $16,475
Less - Accumulated
   amortization                             (2,330)                    (1,850)
--------------------------------------------------------------------------------
                                           $11,735                    $14,625
================================================================================



   The excess of purchase price over the fair value of net assets acquired is being amortized using the straight-line method over periods of 20 to 40 years. Amortization of intangible assets totaled $0.4 million in 1998, $0.4 million in 1997, $0.4 million in 1996, and $0.1 million for the three-month period ended June 30, 1997.
   During 1998, the excess of purchase price over the fair value of net assets acquired was reduced by $4.1 million to reflect the reversal of the deferred tax asset valuation allowance related to acquired net operating loss, alternative minimum tax, and charitable contribution carryforwards.

                                     NOTE 8

                                 LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):

                                                   JUNE 30, 1998 MARCH 28, 1997

   Revolving line of credit with banks                   $60,185        $40,000

   Revolving accounts receivable credit facility           5,139             --

   Subordinated notes payable to insurance company            --          1,083

   Convertible subordinated notes payable to insurance
   company                                                    --          1,750

   Missouri First Link loan                                1,312          1,495

   Subordinated notes to former shareholders                 217            325

   Notes payable for acquired companies                      331             --

   Other, including capital lease obligations                420             15
--------------------------------------------------------------------------------
                                                         $67,604        $44,668
   Less - Current maturities                              (6,448)        (3,138)
--------------------------------------------------------------------------------
                                                         $61,156        $41,530
================================================================================

   As of June 30, 1998, the revolving line of credit had a maximum borrowing capacity of $70 million, plus a supplemental facility in an aggregate amount of up to $5 million expiring August 3, 1998. Under the loan agreement, the total amount of loans and letters of credit outstanding at any time may not exceed the lesser of an amount based on percentages of eligible inventories and accounts receivable (the borrowing base formula), or $70 million, plus the supplemental facility, if applicable. Generally, advances bear interest at the London Interbank Offered Rate (LIBOR) plus 1.25% or at the prime rate (8.5% prime rate at June 30, 1998) per annum payable monthly. At June 30, 1998, and March 28, 1997, the Company's borrowings under the revolving line of credit bore interest at weighted average LIBOR-based rates of 6.938% and 7.938%, respectively. The Company was required to pay annual facility fees of $289,000 and $223,000, respectively, in 1998 and 1997. At June 30, 1998, and March 28, 1997, the borrowing base formula amounted to $92.6 million and $50.7 million, respectively. At June 30, 1998 and March 28, 1997, the unused portions of the line of credit amounted to $14.8 million and $10.2 million, respectively. The agreement expires December 10, 2000, and, therefore, the related debt has been classified as long-term. The revolving line of credit is secured by eligible accounts receivable and inventories. The Company also had a revolving accounts receivable credit facility with a maximum borrowing capacity of $10 million at June 30, 1998. Under the facility, the total amount of loans outstanding may not exceed the lesser of eligible accounts receivable or $10 million. Advances bear interest at the prime rate (8.5% at June 30, 1998) plus 2.0%. At June 30, 1998, the unused portion of the facility was $4.6 million. The facility expires August 31, 1998, and therefore the related debt has been classified as current.
   In the first quarter of fiscal 1999, the Company expects to finalize the terms of a $45 million accounts receivable purchase facility under an asset securitization structure (the "Securitization") with its primary lender. Once finalized, the Securitization will have an initial term of three years, with annual renewal options, and bear interest at the LIBOR rate (5.6875% at June 30, 1998) plus program and liquidity fees of 0.71% payable monthly. Under the Securitization, accounts receivable will be sold on a nonrecourse basis to a bankruptcy-remote subsidiary of the Company as security for commercial paper issued by an affiliate of the lender. Based upon the structure of the arrangement, the subsidiary's assets and liabilities, consisting of accounts receivable and long-term debt, will not be consolidated with those of the Company. Also, in conjunction with the Securitization, the revolving line of credit will be amended to be secured solely by eligible inventories, to increase the facility to $75 million, and to extend its maturity through August 2001.
   The subordinated notes payable to an insurance company bore interest at 11%, payable semiannually, and were comprised of nonconvertible notes of $1.1 million and convertible notes of $1.75 million. Principal on the nonconvertible notes was paid in full in December 1997, and the convertible notes payable were converted into 530,978 shares of the Company's common stock. In June 1998, a $1.0 million convertible note payable was converted into 59,880 shares of the Company's common stock. The debt conversions were recorded as a component of stockholders' equity in the June 30, 1998, consolidated balance sheets.
   The Missouri First Link loan ("Missouri First") was used to finance and is secured by certain capital expenditures at a leased distribution facility. The Missouri First loan bears interest at a fixed rate of 70% of the bank's prime rate (8.5% at June 30, 1998) plus 1/2%, or 6.45%. A $437,500 principal reduction is required in December 1998; after such time, the loan requires monthly payments of $36,458 plus interest until maturity in December 2000.
   The Company is required under the terms of its debt agreements to comply with certain financial covenants, including those related to the maintenance of current ratio, tangible net worth, and debt service and interest coverage ratios. The Company also is limited in its ability to make loans and investments, to enter into leases, to make capital expenditures, and/or to incur additional debt, among other things, without the consent of its lenders.

At June 30, 1998, maturities of long-term debt, excluding capital lease obligations, were as follows (in thousands):

FISCAL YEAR ENDING JUNE 30,       1999    $  6,448
                                  2000         731
                                  2001      60,425
--------------------------------------------------
                                           $67,604
==================================================

At June 30, 1998, and March 28, 1997, the fair value of long-term debt approximated its current carrying value.



                                     NOTE 9

                          COMMITMENTS AND CONTINGENCIES

The Company leases office and warehouse space and other equipment through noncancelable operating leases. Rental expense under operating leases was $0.9 million, $0.7 million, $0.4 million, and $0.2 million in 1998, 1997, 1996, and for the three-month period ended June 30, 1997, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at June 30, 1998, are $2.8 million. Payments during the succeeding five years are: 1999, $0.8 million; 2000, $0.6 million; 2001, $0.5 million; 2002, $0.5 million; 2003, $0.4 million.
   There are various pending claims and lawsuits arising out of the normal course of the Company's business. In the opinion of management, the ultimate outcome of these claims and lawsuits will not have a material adverse effect on the financial position or results of operations of the Company.



                                    NOTE 10

                              NONRECURRING EXPENSES

In 1996, the Company completed the consolidation of the operations of two acquired companies into one facility. As a result of the acquisition and consolidation of the facilities, the Company incurred additional nonrecurring expenses of $1.3 million. Prior to the consolidation, the Company incurred approximately $0.8 million of fixed operating expenses at one of the acquired companies, which were not expected to be incurred at the consolidated facility. In addition, approximately $0.5 million of costs were incurred in conjunction with the Company's decision to consolidate the facilities.


                                     NOTE 11

                                  STOCK OPTIONS

In April 1992, the Company adopted a Long-Term Incentive Plan that authorized the Compensation Committee of the Board of Directors (the "Committee") to grant key employees and officers of the Company incentive or nonqualified stock options, stock appreciation rights, performance shares, restricted shares and performance units. Options to purchase up to 200,000 shares of common stock were authorized under the Long-Term Incentive Plan. The Committee determines the price (generally no less than fair market value on the date of grant) and the terms on which awards may be granted, along with the duration of the restriction periods and performance targets. In 1998, the Company's shareholders approved an amendment to the Plan to increase the number of shares available for grant to 500,000. Stock options granted under the Long-Term Incentive Plan are not exercisable earlier than six months from the date of grant (except in the case of death or disability of the employee holding the same), nor later than 10 years from the date of grant. In January 1997, 67,999 nonqualified and incentive stock options outstanding under the Company's Long-Term Incentive Plan, with exercise prices ranging from $3.875 to $7.00 per share, were canceled and replaced with an equivalent number of non-qualified and incentive options with an exercise price equal to the then fair market price of the stock, $3.75 per share.

   In February 1993, the Board of Directors of the Company adopted the D&K Wholesale Drug, Inc., 1993 Stock Option Plan ("the 1993 Plan") to grant key employees of the Company non-qualified stock options to purchase up to 350,000 shares of the Company's common stock. The 1993 Plan is administered by the Company's Board of Directors, which determines the price and terms by which awards may be granted. Stock options granted under the 1993 Plan are immediately exercisable from the date of grant and expire not later than 10 years from the date of grant. The exercise price of all options granted pursuant to the 1993 Plan was equal to the fair market value of stock on the respective dates of grant. In January 1997, 60,000 nonqualified stock options outstanding under the 1993 Plan, with exercise prices ranging from $3.875 to $7.00 per share, were canceled and replaced with an equivalent number of nonqualified stock options with an exercise price equal to the then fair market price of the stock, $3.75 per share.

      Stock options exercisable at June 30, 1998, March 28, 1997, and March 29, 1996, were 409,998, 179,699 and 159,197, respectively, with a weighted average exercise price of $6.43, $3.78 and $5.25, respectively. The weighted average remaining contractual terms for all outstanding options was 8.35 years at June 30, 1998.
   In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company has elected to account for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized in the consolidated financial statements for the stock option plans. If the Company had elected to recognize compensation expense based upon the fair value of the options granted at the grant date as prescribed by SFAS 123, pro forma net income (loss) and earnings (loss) per share would have been as follows (in thousands, except per share data):

CHANGES IN OPTIONS OUTSTANDING UNDER THE COMPANY'S LONG-TERM INCENTIVE PLAN AND THE 1993 PLAN ARE AS FOLLOWS:


                                   Number of Shares            Weighted Average
                                                                Exercise Price
   Outstanding at March 31, 1995         160,865                   $4.42
   Granted 1996                           94,664                    7.00
   Exercised 1996                        (43,834)                   5.05
   Canceled 1996                         (19,998)                   6.14
-------------------------------------------------------------------------
   Outstanding at March 29, 1996         191,697                    5.35
   Granted 1997                          252,332                    4.74
   Canceled 1997                        (209,164)                   6.31
   Exercised 1997                        (25,666)                   3.65
-------------------------------------------------------------------------
   Outstanding at March 28, 1997         209,199                    3.84
   Granted three months ended
   June 30, 1997                          86,000                    5.63
-------------------------------------------------------------------------
   Outstanding at June 30, 1997          295,199                    4.36
   Granted 1998                          175,999                   11.30
   Exercised 1998                        (29,200)                   4.26
-------------------------------------------------------------------------
   Outstanding at June 30, 1998          441,998                   $7.13
=========================================================================

                                                                          Three
                                                                   Months Ended
                                                                       June 30,
                                          1998     1997        1996        1997
--------------------------------------------------------------------------------
Net income (loss)
    --as reported                        $3,327    $739      $(1,109)      $363
Net income (loss)
   --pro forma                           $2,392    $464      $(1,398)      $208
Earnings (loss)
   per share:
Basic--as reported                        $0.99   $0.24       $(0.37)     $0.12
Basic--pro forma                          $0.72   $0.15       $(0.47)     $0.07
Diluted--as reported                      $0.90   $0.24       $(0.37)     $0.11
Diluted--pro forma                        $0.65   $0.15       $(0.47)     $0.07


The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model and the following weighted-average assumptions:

                                                                          Three
                                                                   Months Ended
                                                                       June 30,
                                           1998    1997        1996        1997
--------------------------------------------------------------------------------
Risk free
   interest rates                         5.50%    5.78%       5.68%      5.49%
Expected life
   of options (years)                       5.0      6.2         6.1        6.8
Volatility of
   stock price                             138%      83%         85%        60%
Expected divided yield                       0%       0%          0%         0%
Fair value of options                    $10.13    $3.43       $5.22      $3.59

Compensation expense based on the fair value of options granted prior to April 1, 1995, was not included in the preceding pro forma calculations. Therefore, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


                                    NOTE 12

                                    WARRANTS

The Company has outstanding warrants to purchase 22,072 shares of common stock at a price of $0.005 per share. These warrants are exercisable only at such time as a principal investor receives, following a merger or sale of all or substantially all of the assets of the Company, in excess of a 30% compounded annual rate of return on its investment in common stock of the Company. The warrants were not exercisable at June 30, 1998, and will expire in December 1999. The Company does not believe the conditions to the exercise of the warrants will ever be satisfied.
   In June 1994, the Company entered into a letter agreement with an independent research firm to produce reports with respect to the Company's publicly traded equity securities. The term of the agreement was 13 months. In consideration for the research reports, the Company granted the firm warrants to purchase up to 70,000 shares of the Company's common stock at an exercise price equal to the closing price of the stock on the date of the agreement, which was $4.125 per share. The warrants were exercisable for a period of three years from the date of the agreement. The research firm earned the warrants on a vesting schedule over the 13-month term of its services. Fifty percent of the warrants vested on the date of the agreement, an additional 25% vested upon issuance of a second research report in November 1994, and the final 25% vested upon issuance of a third research report in June 1995. The Company recorded total expense of $70,000 ($9,000 in 1996) related to these warrants. During the three-month period ended June 30, 1997, the Company agreed to extend the expiration of the warrants through June 1998 in exchange for additional research reports. The Company recorded expense of $77,000 based upon the estimated fair value of the warrants, as amended, during the three-month period ended June 30, 1997. In 1998, the research firm exercised the warrants, resulting in the issuance of 70,000 shares of common stock of the Company, recorded at $288,750.


                                    NOTE 13

                             OTHER INCOME (EXPENSE)

The Company recorded a $0.3 million charge in 1996 to fully reserve for its investment in a wholesale alliance in which the probability of fully recovering its investment was remote.

                                     NOTE 14

                                  INCOME TAXES

The components of the income tax provision (benefit) were as follows (in thousands):


                                                                        THREE MONTHS
                                    1998       1997       1996   ENDED JUNE 30, 1997
-------------------------------------------------------------------------------------
   Current tax provision (benefit) $  933      $177     $(1,044)         $175
   Deferred tax provision           1,241       363         655           105
-------------------------------------------------------------------------------------
   Income tax provision (benefit)  $2,174      $540       $(389)         $280
=====================================================================================

The actual income tax provision (benefit) differs from the expected income tax provision (benefit), computed by applying the respective U.S. statutory federal tax rates of 34% to income before income tax provision (benefit), as follows (in thousands):

                                                                                         THREE MONTHS
                                                        1998     1997       1996  ENDED JUNE 30, 1997
------------------------------------------------------------------------------------------------------
   Current expected income tax provision (benefit)     $1,870    $435      $(509)       $219
   Amortization of intangible assets not deductible
          for income tax purposes                         222     234        172          58
   Equity in net income of PBI not taxable for
          income tax purposes                            (181)   (186)       (49)        (33)
   State income taxes, net of federal benefit             293      61        (49)         29
   Other, net                                             (30)     (4)        46           7
-----------------------------------------------------------------------------------------------------
                                                       $2,174    $540      $(389)       $280
=====================================================================================================

At June 30, 1998, and March 28, 1997, the tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                  1998        1997
------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Allowance for doubtful accounts                                   $280        $299
Accrued liabilities                                                277         235
Capital lease obligations                                           41          29
Inventories                                                        832         671
Net operating loss carryforwards                                 2,854       4,172
Alternative minimum tax and contribution carryforwards             331         201
Other                                                              150          43
------------------------------------------------------------------------------------------
Total deferred tax assets                                       $4,765      $5,650
==========================================================================================
DEFERRED TAX LIABILITIES:
Property and equipment                                           $(302)      $(167)
Inventories                                                     (4,167)     (4,160)
Accounts receivable                                               (346)         --
Other                                                              (82)        (45)
------------------------------------------------------------------------------------------
Total deferred tax liabilities                                 $(4,897)    $(4,372)
------------------------------------------------------------------------------------------
Valuation allowance                                                 --      (4,231)
------------------------------------------------------------------------------------------
Net deferred tax liabilities                                     $(132)    $(2,953)
==========================================================================================

   In connection with the acquisitions of two companies in fiscal 1995, net deferred tax liabilities of $4.1 million were established for the differences in the income tax basis of assets and liabilities acquired and their carrying amounts for financial reporting purposes. In addition, deferred tax assets of $4.0 million were recorded with respect to net operating loss carryforwards, contribution carryforwards, and alternative minimum tax carryforwards that were generated by the companies prior to their acquisitions. The use of pre-acquisition operating losses is subject to limitations imposed by the Internal Revenue Code and if not utilized by the Company, the net operating loss carryforwards will expire beginning in 2007. At March 28, 1997, the Company recorded a valuation allowance of $4.2 million primarily due to the uncertainty of utilizing the pre-acquisition operating losses and other carryforwards.
   During the three-month period ended June 30, 1997, the Company utilized $306,000 of the net operating loss carryforwards as a deduction against taxable income for that period. Accordingly, the recorded valuation allowance and the excess of purchase price over the fair value of net assets acquired were adjusted by $122,000 to reflect the utilization at June 30, 1997.
   In 1998, based upon its current and forecasted taxable earnings levels for future years, the Company determined that it was more likely than not that the remaining acquired net operating loss, contribution, and alternative minimum tax credit carryforwards would be utilized against consolidated taxable income in the current and future years. Therefore, the remaining valuation allowance of $4.1 million was released. This resulted in a corresponding increase to deferred tax assets and a reduction in the excess of purchase price over the fair value of net assets acquired. The Company anticipates that it will be able to utilize $3.2 million of the net operating loss carryforwards against its consolidated taxable income in 1998. The annual net operating loss limitation for future years is $1.0 million and begins to expire in 2007.


                                     NOTE 15

                             EMPLOYEE BENEFIT PLANS

The Company has a defined contribution 401(k) plan covering substantially all of its employees. Plan participants may contribute up to 20% of their annual compensation, subject to certain limitations. The Company contribution is discretionary and is currently equivalent to 25% of employees contributions up to a maximum contribution based on 6% of eligible compensation. Expenses related to the plan were $45,000 in 1998, $49,000 in 1997, $54,000 in 1996 and $20,000
for the three-month period ended June 30, 1997.
   The Company also has an executive retirement benefit plan, implemented in 1998, that provides supplemental pre-retirement life insurance plus supplemental retirement income to key executives. The life insurance benefit is calculated at 3 times annual salary as of the date of participant enrollment. The retirement income benefit is provided through discretionary contributions to each participant's account, which vest 20% annually and are fully vested upon attaining age 65. Upon retirement, the accumulated account balance is paid to the participant over 15 years in quarterly benefit payments. The Company's expense related to the plan was $176,000 in 1998.

                                     NOTE 16

                            EARNINGS (LOSS) PER SHARE

The Company adopted SFAS 128 in 1998. All earnings and share amounts have been restated in accordance with SFAS 128. The reconciliation of the numerator and denominator of the basic and diluted earnings per common share computations are as follows (in thousands, except for shares and per share amounts):

                                                                      1998
                                                        Income           Shares  Per-Share
Basic Earnings Per Share:                          (Numerator)    (Denominator)     Amount
   Net income available to common shareholders        $3,327         3,345,261      $0.99
Effect of Diluted Securities:
   Options and warrants                                                138,940
   Convertible subordinated notes                         70           282,151
------------------------------------------------------------------------------
Diluted Earnings Per Share:
   Net income available to common shareholders
   plus  assumed conversions                          $3,397         3,766,352      $0.90
------------------------------------------------------------------------------

                                                                      1997
                                                       Income            Shares  Per-Share
Basic Earnings Per Share:                         (Numerator)     (Denominator)     Amount
   Net income available to common shareholders          $739         3,033,536      $0.24
Effect of Diluted Securities:
   Options and warrants                                                 24,429
   Convertible subordinated notes                        116           530,978
------------------------------------------------------------------------------
Diluted Earnings Per Share:
   Net income available to common shareholders
   plus assumed conversions                             $855         3,588,943      $0.24
------------------------------------------------------------------------------

                                                                      1996
                                                       Income            Shares  Per-Share
Basic Earnings Per Share:                         (Numerator)     (Denominator)     Amount
   Net income (loss) available to common
   shareholders                                      ($1,109)        2,971,117     $(0.37)
Effect of Diluted Securities:
   Options and warrants(1)
   Convertible subordinated notes(1)
------------------------------------------------------------------------------
Diluted Earnings Per Share:
   Net income (loss) available to common
   shareholders plus assumed conversions             ($1,109)        2,971,117     $(0.37)
------------------------------------------------------------------------------

(1)Effect of securities is anti-dilutive.


                                      THREE MONTHS ENDED JUNE 30, 1997
                                                        Income           Shares   Per-Share
BASIC EARNINGS PER SHARE:                           (Numerator)    (Denominator)     Amount
   Net income available to common shareholders          $363         3,054,994        $0.12
EFFECT OF DILUTED SECURITIES:
   Options and warrants                                                 40,859
   Convertible subordinated notes                         29           530,978
------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE:
   Net income available to common
   shareholders plus assumed conversions                $392         3,626,831        $0.11
------------------------------------------------------------------------------

                                     NOTE 17

                    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board recently issued SFAS No. 130, "Reporting Comprehensive Income," which requires that an enterprise report, by major component and as a single total, the change in its net assets during the period from nonowner sources; SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers; SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits and expands disclosures on changes in benefit obligations and fair values of plan assets; and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivatives be recognized as either assets or liabilities in the statement of financial position at fair value. The Company is required to adopt the provisions of SFAS 130, 131 and 132 in fiscal 1999 and SFAS 133 in fiscal 2000. Adoption of these statements is not expected to impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures.


                                     NOTE 18

                                SUBSEQUENT EVENT

In July 1998, the Company filed a Registration Statement on Form S-2 for the offering of 1.63 million shares of the Company's common stock for sale to the public (the Offering). The Offering includes 1.2 million shares to be sold by the Company, 250,000 shares to be sold by existing shareholders, and 180,000 shares to be sold by the holder upon the Company's exchange of such shares for an additional 18% equity interest in PBI to occur simultaneous with the Offering. If consummation of this transaction occurs, the Company will own 68% of the capital stock of PBI. Accordingly, the financial statements of PBI would be consolidated with those of the Company for all periods subsequent to the transaction.

Price Range Per Common Share

The Company's common stock (symbol: "DKWD") is traded on the NASDAQ national market. The number of beneficial holders of the Company's common stock is approximately 1,450. Set forth below are the high and low transaction prices as reported by the NASDAQ stock market for the periods indicated. Such prices reflect interdealer prices, without retail markup, markdown, or commission:

                   1998
-----------------------------------------
                    HIGH        LOW
                    ----        ---
First Quarter      8 1/8       5 1/8

Second Quarter     9 1/4     7 11/16

Third Quarter     14 3/4       8 3/8

Fourth Quarter    23 1/2      13 3/8



                   1997
-----------------------------------------
                    HIGH        LOW
                    ----        ---
First Quarter      8 1/2       5 1/8

Second Quarter     6 1/8       4 5/8

Third Quarter      4 7/8       3 3/8

Fourth Quarter     5 7/8      3 9/16

Three Months
Ended 6/30/97      5 5/8       4 3/8



CORPORATE OFFICES:

D&K HEALTHCARE RESOURCES, INC.
8000 Maryland Ave., Suite 920
St. Louis, Missouri 63105
(314) 727-3485
Fax: (314) 727-5759

TRANSFER AGENT/REGISTRAR:
Harris Trust & Savings Bank
111 West Monroe Street
Chicago, Illinois 60690
(312) 461-2121

AUDITORS:
Arthur Andersen LLP
St. Louis, Missouri

COUNSEL:
Armstrong, Teasdale, Schlafly & Davis
St. Louis, Missouri

FORM 10-K:
Copies of form 10-K filed by D&K Healthcare Resources, Inc., for the year ended June 30, 1998, are available without charge upon request. Requests should be directed to the Company's corporate office address, marked attention: Investor Relations.