Form 10-K405, Exhibit 13
period 1999-06-30
D & K HEALTHCARE RESOURCES INC
filed 1999-09-28
CIK 888914

                                                                      EXHIBIT 13

FINANCIAL HIGHLIGHTS



                                                                             Fiscal Year Ended

                                         June 30,            June 30,            March 28,           March 29,           March 31,
                                           1999                1998                1997                1996                1995
                                       ---------------------------------------------------------------------------------------------
Income Statement Data                                        (in thousands, except shares and per share data)
Net sales                              $  815,319          $  612,427          $  479,524          $  425,333          $  319,958
Gross profit                               41,100              29,662              21,640              20,272              16,095
Income from operations                     14,406               8,778               4,447               2,147               4,557
Net income (loss)                           6,355               3,327                 739              (1,109)              1,409
Basic earnings (loss) per share        $     1.65          $     0.99          $     0.24          $    (0.37)         $     0.55
Diluted earnings (loss) per share      $     1.52          $     0.90          $     0.24          $    (0.37)         $     0.49
Basic common shares outstanding         3,846,837           3,345,261           3,033,536           2,971,117           2,547,334
Diluted common shares outstanding       4,219,876           3,766,352           3,588,943           2,971,117           3,114,129

                                         June 30,            June 30,            March 28,           March 29,           March 31,
                                           1999                1998                1997                1996                1995
                                       ---------------------------------------------------------------------------------------------
Balance Sheet Data                                                           (in thousands)
Current assets                         $  173,367          $  145,492          $   74,932          $   68,938          $   73,338
Working capital                            20,068              52,528              24,270              25,224              27,395
Total assets                              230,080             170,350             101,065              94,937              95,787
Long-term debt                             40,449              61,156              41,530              43,190              39,991
Stockholders' equity                       35,850              15,952               8,873               8,033               8,784


(1) Fiscal year end changed to June 30.



                                  [BAR GRAPH]

NET SALES $                      319,958     425,333     479,524     612,427     815,319

                                  [BAR GRAPH]

STOCKHOLDERS' EQUITY $             8,784       8,033       8,873      15,952      35,850

                                  [BAR GRAPH]

INCOME FROM OPERATIONS $           4,557       2,174       4,447       8,778      14,406

                                  [BAR GRAPH]

GROSS PROFIT $                    16,095      20,272      21,640      29,662      41,100

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION & RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

The table below sets forth certain statement of operations data for the last three fiscal years expressed as a percentage of net sales and in comparison with the prior fiscal year. Unless otherwise indicated, for purposes of this discussion, all references to "1999," "1998," and "1997" shall mean the Company's fiscal years ended June 30, 1999, June 30, 1998, and March 28, 1997, respectively. See Note 1 of "Notes to Consolidated Financial Statements."


                                 ------------------------------------------     ---------------------------
                                                                                  Percentage Change from
                                          Percentage of Net Sales                       Prior Year
                                 ------------------------------------------     ---------------------------
                                     1999           1998            1997           1998-99        1997-98
                                 ------------    -----------    -----------     ------------    -----------
Net sales                           100.0%         100.0%          100.0%           33.1%           27.7%
Gross profit                         5.04%          4.84%           4.51%           38.6%           37.1%
Total operating expenses            (3.27%)        (3.42%)         (3.58%)          27.8%           21.5%

                                 ------------------------------------------

Income from operations               1.77%          1.42%           0.93%           64.1%           97.4%
Interest expense, net               (0.57%)        (0.61%)         (0.76%)          21.8%            5.1%
Other income, net                    0.05%          0.08%           0.09%          (18.7%)          16.5%
Income tax provision                 0.47%          0.35%           0.11%           76.9%          302.6%
                                 ------------------------------------------
Net income                           0.78%          0.54%           0.15%           91.0%          350.2%
                                 ------------------------------------------


FISCAL YEAR ENDED JUNE 30, 1999, COMPARED WITH THE FISCAL YEAR ENDED JUNE 30,
1998

NET SALES. Net sales increased $202.9 million, or 33.1%, for the fiscal year ended June 30, 1999, compared with the fiscal year ended June 30, 1998. Institutional sales increased by $37.3 million, or 20.7% compared with fiscal 1998, due to increased sales to one prescription benefit management company
(PBM) and sales to another PBM that became a customer as a result of the Company's acquisition of a drug wholesaler in June 1999. Chain store sales increased by $82.5 million, or 62.9%, from higher sales to existing and new chain store customers resulting from a focused marketing effort on this trade class. Independent pharmacy sales increased by $81.9 million, or 27.3% from higher sales to existing customers and new customers, including those obtained in the June 1999 acquisition. The remaining $1.2 million sales increase was primarily from software sales by Tykon, Inc. acquired in September 1998. In addition, during fiscal 1999, the Company made $189.0 million in "dock-to-dock" sales, which are not included in net sales due to the Company's accounting policy of recording only the commission on such transactions as a reduction of cost of goods sold. There were $62.1 million of dock-to-dock sales in fiscal 1998. Dock-to-dock sales represent bulk sales of pharmaceuticals to self-warehousing retail chains for which the Company acts only as an intermediary in the order and subsequent delivery of products to the customers' warehouses. The commission on dock-to-dock sales is typically lower than the gross profit realized on sales of products from inventory.

GROSS PROFIT. Gross profit increased 38.6%, to $41.1 million in fiscal 1999 compared with fiscal 1998 driven primarily by higher sales and partially by improved margins. As a percentage of net sales, gross margin increased from 4.84% to 5.04% in fiscal 1999 compared with fiscal 1998. The increase in gross margin percentage was mainly due to a shift in customer mix to higher margin business, higher sales of more profitable generic pharmaceutical products and sales of inventory acquired through advantageous purchasing. These benefits were partially offset by higher sales to large customers which typically generate lower margins.

OPERATING EXPENSES. Total operating expenses increased $5.8 million, or 27.8%, to $26.7 million in fiscal 1999, compared with fiscal 1998. As a percentage of net sales, total operating expenses decreased from 3.42% to 3.27% in fiscal 1999 compared with fiscal 1998. The increase in operating expenses in fiscal 1999 resulted primarily from incremental warehouse and distribution costs associated with increased sales activity and higher personnel costs related to additional managerial positions in several major functional areas of the Company. The decrease in operating expense percentage for the year is due mainly to the increase in chain store sales which typically generate a lower expense to sales ratio than other trade classes.

NET INTEREST EXPENSE. Net interest expense increased $0.8 million, or 21.8%, in fiscal 1999, compared with fiscal 1998. As a percentage of net sales, net interest expense decreased from 0.61% to 0.57% in fiscal 1999 compared with fiscal 1998. The increase in net interest expense was primarily the result of higher average outstanding borrowings in support of the Company's growth, partially offset by lower weighted average interest rates. Weighted average interest rates decreased 91 basis points to 6.26% for the year primarily due to the accounts receivable securitization facility finalized in August 1998.

OTHER INCOME, NET. Other income, net decreased from $530,000 to $431,000 in fiscal 1999 compared with fiscal 1998. The decrease was primarily due to lower recorded earnings from the Company's equity interest in the net income of PBI during fiscal 1999, which totaled $332,000, compared with $389,000 in fiscal 1998.
         The Company's effective income tax rates of 37.7% in fiscal 1999 and 39.5% in fiscal 1998 differed from the statutory blended federal and state effective rates primarily due to the impact of the amortization of intangible assets that were not deductible for income tax purposes, partially offset by the Company's equity in the net income of PBI, a portion of which was excludable from taxable income.
         The effect of price inflation, as measured by the excess of LIFO costs over FIFO costs, was $0.4 million in fiscal 1999 and $1.0 million in fiscal 1998. The decrease in the LIFO provision was due to changes in the Company's inventory mix to include higher levels of generic pharmaceuticals and modifications made in investment buying practices.

FISCAL YEAR ENDED JUNE 30, 1998, COMPARED WITH THE FISCAL YEAR ENDED MARCH 28, 1997

NET SALES. Net sales increased $132.9 million, or 27.7%, for the fiscal year ended June 30, 1998, compared with the fiscal year ended March 28, 1997. Sales to healthcare institutions increased by $55.2 million, or 44.3%, compared with fiscal 1997, due to increased sales to a PBM added as a customer in August 1996 coupled with higher sales to new and existing hospital, clinic and nursing home accounts. Independent pharmacy sales increased by $77.8 million, or 34.8%, compared with fiscal 1997, from higher sales to existing and new retail accounts, including $53.6 million to an association of retail pharmacies added as a customer in May 1997 and $6.2 million to independent pharmacies that became customers as a result of the Company's acquisition of a drug wholesaler in October 1997. The Company experienced a net decrease in retail chain sales of $0.1 million, compared to fiscal 1997, primarily due to the termination of the Company's relationship with a large regional retail chain customer on September 30, 1997, (a decrease of approximately $68.5 million) partially offset by increased sales to other existing and new retail chain customers of approximately $68.4 million. In addition, during 1998, the Company made $62.1 million in dock-to-dock sales. There were no dock-to-dock sales in fiscal 1997.

GROSS PROFIT. Gross profit increased 37.1%, to $29.7 million in fiscal 1998 compared with fiscal 1997. As a percentage of net sales, gross margin increased from 4.51% to 4.84% in fiscal 1998 compared with fiscal 1997. The increase in gross margin percentage was due mainly to a shift in customer mix to higher margin business, higher sales of more profitable generic pharmaceutical products and sales of inventory acquired through advantageous purchasing.

OPERATING EXPENSES. Total operating expenses increased $3.7 million, or 21.5%, to $20.9 million in fiscal 1998, compared with fiscal 1997. As a percentage of net sales, total operating expenses decreased from 3.58% to 3.42% in fiscal 1998 compared with fiscal 1997. The increase in operating expenses in fiscal 1998 resulted primarily from incremental warehouse and distribution costs associated with increased sales activity, higher personnel and occupancy costs related to additional managerial positions in several major functional areas of the Company, and legal fees associated with the conclusion of the Company's relationship with its previously largest customer.

NET INTEREST EXPENSE. Net interest expense increased $184,000, or 5.1%, in fiscal 1998, compared with fiscal 1997. As a percentage of net sales, net interest expense decreased from 0.76% to 0.61% in fiscal 1998 compared with fiscal 1997. The increase in net interest expense was primarily the result of higher average outstanding borrowings offset by lower interest rates on the Company's line of credit. In addition, the collection of approximately $9.5 million of accounts receivable on September 30, 1997, from the Company's then largest customer, a relationship that was terminated in September 1997, reduced the Company's working capital requirements and its borrowings.

OTHER INCOME, NET. Other income, net increased from $455,000 to $530,000 in fiscal 1998 compared with fiscal 1997. The increase was primarily due to gains on sales of investments partially offset by lower recorded earnings from the Company's equity interest in the net income of PBI during fiscal 1998, which totaled $389,000, compared with $410,000 in fiscal 1997.
         The Company's effective income tax rates of 39.5% in fiscal 1998 and 42.2% in fiscal 1997 differed from the statutory blended federal and state effective rates primarily due to the impact of the amortization of intangible assets that were not deductible for income tax purposes, partially offset by the Company's equity in the net income of PBI, a portion of which was excludable from taxable income.
         The effect of price inflation, as measured by the excess of LIFO costs over FIFO costs, was $1.0 million in fiscal 1998 and $1.2 million in fiscal 1997. The decrease in the LIFO provision was due to changes in the Company's inventory mix to include higher levels of generic pharmaceuticals and modifications made in investment buying practices.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's working capital requirements are generally met through a combination of internally generated funds, borrowings under the revolving line of credit, the accounts receivable securitization facility, and trade credit from its suppliers. The following ratios are used by the Company as key indicators of its liquidity and working capital management:


                                    June 30, 1999           June 30, 1998
                                  -----------------       -----------------
    Working capital (000s)             $20,068                 $52,528
    Current ratio                     1.13 to 1               1.56 to 1


The $32.5 million decrease in working capital at June 30, 1999 was due primarily to the sale of accounts receivable under the securitization facility discussed below. Adjusted for the securitization, working capital and the current ratio would have been $57.1 million and 1.37, respectively.
         The Company invested $879,000 in capital assets in fiscal 1999 and $863,000 in fiscal 1998. The Company believes that continued investment in capital assets is necessary to achieve its goal of improving operating efficiency and information services capabilities, thereby improving its productivity and ratio of operating expenses to net sales.
         In December 1996, the Company obtained a $1.5 million equipment loan from a bank through the Missouri First Link program ("Missouri First") to finance certain capital expenditures at its leased Cape Girardeau, Missouri, facility. During the first year of the four-year agreement, the Missouri First loan required monthly interest payments. In December 1997, the Company made a $182,500 principal payment to Missouri First, in December 1998 a $437,500 principal payment was made and on March 31, 1999, the remaining $875,000 in principal was paid.
          In November 1997, the Company's revolving line of credit was amended to increase the maximum borrowings from $60 million to $75 million, including a $5 million supplemental facility that expired August 3, 1998. Interest on borrowings under the line of credit was reduced in April 1998 to daily LIBOR plus 1.25%. In August 1998, the revolving line of credit was amended to be secured solely by eligible inventories, to increase the facility to $75 million and to extend its maturity through August 2001. Borrowings under the line of credit were limited to 60% of eligible inventories. On June 1, 1999, in conjunction with the acquisition of the wholesale drug distribution company discussed below, the facility was increased to $95 million, the interest rate was increased to LIBOR plus 1.75% and borrowing limits were increased to 65% of eligible inventories. At June 30, 1999 and June 30, 1998, the unused portions of the line of credit were $55.5 million and $14.8 million, respectively.

         In August 1998, the Company finalized a $45 million accounts receivable purchase facility under an asset securitization structure with its primary lender. The securitization carries an initial term of three years, with annual renewal options, and bears interest at the 30-day LIBOR rate plus program and liquidity fees of 0.71% payable monthly. Under the securitization, the Company's accounts receivable are being sold on a non-recourse basis to a bankruptcy-remote subsidiary of the Company as security for commercial paper issued by an affiliate of the lender. Based on the structure of the arrangement, the subsidiary's assets and liabilities, consisting of accounts receivable and long-term debt, are no longer consolidated with those of the Company. In December 1998, the facility was increased to $60 million. At June 30, 1999, $35 million of the facility was utilized. The Company believes that funds available under the line of credit and the securitization facility, together with internally generated funds, will be sufficient to meet its capital requirements for the foreseeable future.
         On June 1, 1999, the Company consummated the acquisition of 100% of the outstanding stock of Jewett Drug Co. ("Jewett"). Jewett is a pharmaceutical distribution company based in Aberdeen, South Dakota, which provides comprehensive pharmaceutical distribution services to over 250 customers in the Upper Midwest and Great Plains region. The aggregate purchase price for this acquisition of $34.3 million consisted of $21.5 million in cash and $12.8 million (555,556 shares) of the Company's common stock. Funds for the cash portion of the purchase price were provided by the Company's revolving loan facility. The acquisition was accounted for as a purchase. As such, Jewett results are included in consolidated operating results from the acquisition date. The acquisition resulted in goodwill of $30.5 million, which is being amortized over 25 years.
         In September 1998, the Company acquired 100% of the stock of Tykon, Inc., a wholesale distribution software developer, for cash consideration of $2.0 million. During fiscal 1998, the Company made two acquisitions of pharmaceutical distribution companies for aggregate consideration of $2.6 million, including cash payments and the issuance of notes payable.
         The increase in Stockholders' Equity from $16.0 million at June 30, 1998 to $35.9 million at June 30, 1999 is related primarily to the shares issued in the Jewett acquisition and earnings for the year.

YEAR 2000

         Certain aspects of the Company's business (including that of its subsidiaries) could be affected by what has commonly become known as the Year 2000 or Y2K problem. Specifically, the problem derives from computer software, hardware and embedded chips that recognize, receive, process and store date data using only two-digit years, and therefore, may malfunction when they encounter dates which are from the 21st century, rather than the 1900's. Computerized systems are fundamental to several key functions of the Company and its subsidiaries. The following discussion includes the Company and its subsidiaries. The Company operates its business using a network of distributed AS/400, local area network (LAN) and PC Systems. The Company's financial, distribution and operational systems reside on the AS/400. LANs are used primarily for file sharing. PCs are used primarily as terminals to the AS/400 systems, with the exception of financial reporting and banking functions. Several of the Company's warehouse operations are automated using radio frequency (RF) equipment. The Company receives customer orders electronically, either from PCs, data files or hand held devices. The Company also provides software to pharmacies and drug distributors to help them automate functions within their businesses.
         The Company began its Year 2000 efforts in the summer of 1997 and has worked since then to identify and remediate potential Y2K issues. The Company's Y2K project is being executed in phases, beginning with assessment, followed by prioritization, remediation, testing, implementation and contingency planning. Assessment, prioritization and remediation work on all known Y2K issues is complete. Testing is complete for LAN, PC and AS/400 systems, which includes financial, operational, banking and financial reporting systems. Testing has indicated that LAN and PC systems are Year 2000 compliant and the Company is not aware, at this point, of any further work required with these systems. The remaining AS/400, RF and hand held ordering systems, which support distribution and internal operations functions, have undergone rigorous testing procedures before being implemented in production in all of the Company's locations. The Company's software products have been remediated and tested and the results have been positive, leading the Company to believe that these products are, in all material respects, Y2K compliant. The Company is in the process of completing its Y2K software implementation in customer sites, which it expects to complete in October 1999. Software upgrades to enable the Company's software products to handle Year 2000 date processing are being provided to customers free of charge through electronic transmissions of the upgrade to customer computers. Customers who use the Company's Resource software product to place electronic orders and the Company's Scriptmaster software product to fill prescriptions are being notified regarding potential hardware issues and given alternatives to resolve the issue. The Company expects this effort to be completed in October 1999.

         The Company does not sell non-IT embedded systems, but does use non-IT embedded systems in the normal course of its business in areas such as alarm systems, time clocks, etc. As does virtually every other company, the Company does rely on third parties in the conduct of its business. The Company has surveyed suppliers, customers, transportation companies, alarm system providers, utilities, banks and other third parties it does business with, or who provide products or services the Company uses containing non-IT embedded systems, on a regular basis in an effort to determine their Y2K state of readiness. At the present time, it appears that the majority of third parties with whom the Company does business are reasonably certain they will be able to conduct business without significant interruption at the century date change.
         The Company has essentially completed its Y2K contingency plan. The Company's contingency planning efforts are focused on identifying the entities that are critical to the Company's business functions, determining which entities have the largest potential for impact if there are Y2K issues, determining the likelihood of the potential problem, ranking the entities by criticality and likelihood of potential problems, and developing work-around plans to handle any potential emergency situation. The Company expects to monitor critical situations from this point forward, revising contingency plans as necessary.
         The costs of the Company's Y2K project have been incurred in the areas of IT systems and contingency planning. The Company had spent approximately $575,000 as of June 30, 1999 on its Year 2000 project and expects to spend an additional $125,000 by October 1999, all from internally generated funds.
         The Company believes the greatest potential risks in connection with the Year 2000 issue would be the inability of its suppliers to provide product in a timely manner, the inability to obtain payments from its customers and the inability of transportation companies to deliver product to its customers, any of which could have a material adverse impact on the Company's operations, liquidity and financial condition. Also, the issue of customer stockpiling in anticipation of the Year 2000 poses a dilemma which potentially could have an impact on the Company and other distributors of pharmaceuticals. Many industry commentators have noted the likelihood that some patients, fearing Y2K disasters, will attempt to stockpile prescriptions, thus causing supply chain problems for manufacturers, distributors and retailers. This eventuality could, of course, directly affect the Company's operations, liquidity or financial condition. The Company's contingency plans are designed with the goal of minimizing the potential impact caused by any Year 2000 problems of its suppliers and other third parties. Therefore, the Company does not now believe that any external Y2K problems will have a material adverse impact on its operations, liquidity or financial condition.
         While the Company believes it has taken a comprehensive and reasonable approach towards anticipating and addressing the potential impact of the century date change on its business, there can be no assurance that the Company internally, or any third party upon which the Company depends, will successfully avoid all Y2K malfunctions.
         As part of the foregoing Y2K discussion, the Company has used a significant number of forward looking statements (e.g., "expects," "believes," and similar phrases). These are based on the Company's present knowledge and informed expectations that may change in the future based on new developments, facts and circumstances.

EFFECT OF NEW ACCOUNTING STANDARDS

         The provisions of SFAS No. 130, "Reporting Comprehensive Income," became effective in fiscal 1999. The statement requires that an enterprise report, by major component and as a single total, the change in its net assets during the period from nonowner sources. The Company had no such items during the periods covered by this analysis. The Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during the fourth quarter of fiscal 1999. After application of the aggregation criteria in SFAS No. 131, the Company operates in three segments. Only one, Wholesale drug distribution, met the standards for separate disclosure. See Note 16 of Notes to Consolidated Financial Statements for the required disclosures. The adoption by the Company during fiscal 1999 of SFAS No. 132, "Employers' Disclosures and Pensions and Other Postretirement Benefits," did not impact the Company's consolidated financial position, results of operations, cash flows or disclosures. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999 (subsequently changed to June 15, 2000 by SFAS No. 137). The effect of this statement is not expected to have a significant impact on the consolidated financial position or results of operations of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To D&K Healthcare Resources, Inc.:

We have audited the accompanying consolidated balance sheets of D&K Healthcare Resources, Inc., (a Delaware corporation) and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended June 30, 1999 and 1998, for the three months ended June 30, 1997, and for the fiscal year ended March 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of D&K Healthcare Resources, Inc., and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for the fiscal years ended June 30, 1999 and 1998, for the three months ended June 30, 1997, and for the fiscal year ended March 28, 1997, in conformity with generally accepted accounting principles.



Arthur Andersen LLP

St. Louis, Missouri
August 10, 1999

                 D&K HEALTHCARE RESOURCES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


(in thousands, except share and per share data)
-------------------------------------------------------------------------------------------------
                                                                June 30, 1999      June 30, 1998
-------------------------------------------------------------------------------------------------
ASSETS

Current Assets
  Cash (including restricted cash)                               $     708          $   4,051
  Receivables, net of allowance for doubtful accounts of
    $1,142 and $700, respectively                                   14,889             50,496
  Inventories                                                      157,171             90,413
  Prepaid expenses and other current assets                            599                532
                                                              -----------------------------------
            Total current assets                                   173,367            145,492
Property and Equipment, net of accumulated depreciation
  and amortization of $6,640 and $5,990, respectively                6,205              5,924
Investment in PBI                                                    4,111              4,129
Deferred Income Taxes                                                1,547              2,842
Other Assets                                                         1,041                228
Intangible Assets, net of accumulated amortization                  43,809             11,735
                                                              -----------------------------------
              Total assets                                       $ 230,080          $ 170,350


LIABILITIES AND STOCKHOLDER' EQUITY

Current Liabilities
  Current maturities of long-term debt                           $     403          $   6,448
  Accounts payable                                                 142,360             80,659
  Accrued expenses, including $5,000 customer deposit
      at June 30, 1999                                               8,251              2,883
  Deferred income taxes                                              2,285              2,974
                                                              -----------------------------------
           Total current liabilities                               153,299             92,964
Long-term Liabilities                                                  482                278
Long-term Debt                                                      40,449             61,156
                                                              -----------------------------------
            Total liabilities                                      194,230            154,398

Stockholders' Equity
  Preferred stock; no par value, 1,000,000 shares
    authorized, no shares issued or outstanding                         --                 --
  Common stock; $.01 par value, 10,000,000 shares
    authorized, 4,413,781 and 3,746,275 shares issued
    and outstanding, respectively                                       44                 37
  Paid-in capital                                                   29,555             15,075
  Retained earnings                                                  7,195                840
    Less treasury stock, at cost, 39,900 shares                       (944)                --
                                                              -----------------------------------
         Total stockholders' equity                                 35,850             15,952
                                                              -----------------------------------
         Total liabilities and stockholders' equity              $ 230,080          $ 170,350
                                                              ===================================


The accompanying notes are an integral part of these statements.

                 D&K HEALTHCARE RESOURCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                          For the Three
(in thousands, except per share data)                              For the Years Ended                    Months Ended
-------------------------------------------------------------------------------------------------------------------------
                                                     JUNE 30, 1999      JUNE 30, 1998     MARCH 28, 1997  JUNE 30, 1997
-------------------------------------------------------------------------------------------------------------------------
Net Sales                                              $815,319           $612,427          $479,524         $144,473
Cost of Sales                                           774,219            582,765           457,884          138,457
                                                  ----------------------------------------------------------------------
  Gross profit                                           41,100             29,662            21,640            6,016
Depreciation and Amortization                             1,647              1,468             1,523              384
Operating Expenses                                       25,047             19,416            15,670            4,329
                                                  ----------------------------------------------------------------------
  Income from operations                                 14,406              8,778             4,447            1,303
                                                  ----------------------------------------------------------------------
Other Income (Expense):
  Interest expense                                       (5,266)            (4,080)           (3,961)            (959)
  Interest income                                           630                273               338               83
  Equity in net income of PBI                               332                389               410               51
  Other, net                                                 99                141                45              165
                                                  ----------------------------------------------------------------------
                                                         (4,205)            (3,277)           (3,168)            (660)
                                                  ----------------------------------------------------------------------
    Income before income
     tax provision                                       10,201              5,501             1,279              643
                                                  ----------------------------------------------------------------------
Income Tax Provision                                      3,846              2,174               540              280
                                                  ----------------------------------------------------------------------
  Net income                                           $  6,355           $  3,327          $    739         $    363
                                                  ----------------------------------------------------------------------
Basic Earnings Per Share                               $   1.65           $   0.99          $   0.24         $   0.12
                                                  ----------------------------------------------------------------------
Diluted Earnings Per Share                             $   1.52           $   0.90          $   0.24         $   0.11
                                                  ----------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

                D&K HEALTHCARE RESOURCES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


(in thousands)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  RETAINED
                                                                                                  EARNINGS
                                                                       COMMON      PAID-IN      (ACCUMULATED   TREASURY
                                                                       STOCK       CAPITAL        DEFICIT)       STOCK    Total
---------------------------------------------------------------------------------------------------------------------------------

BALANCE AT MARCH 29, 1996                                                $30       $11,592         $(3,589)     $   --   $ 8,033
  Common stock issued                                                     --             4              --          --         4
  Stock option and warrant expense                                        --             3              --          --         3
  Stock options exercised                                                 --            94              --          --        94
  Net income                                                              --            --             739          --       739
                                                                 ----------------------------------------------------------------
BALANCE AT MARCH 28, 1997                                                 30        11,693         (2,850)          --     8,873
  Common stock issued                                                     --            49              --          --        49
  Warrant expense                                                         --            77              --          --        77
  Stock options exercised                                                 --            16              --          --        16
  Net income                                                              --            --             363          --       363
                                                                 ----------------------------------------------------------------
BALANCE AT JUNE 30, 1997                                                  30        11,835          (2,487)         --     9,378
  Common stock issued upon debt conversions                                6         2,744              --          --     2,750
  Stock options and warrants exercised, including tax benefit              1           496              --          --       497
  Net income                                                              --            --           3,327          --     3,327
                                                                 ----------------------------------------------------------------
BALANCE AT JUNE 30, 1998                                                  37        15,075             840          --    15,952
    Common stock issued                                                    6        12,843              --          --    12,849
    Stock options exercised, including tax benefit                         1         1,637              --          --     1,638
    Treasury stock acquired                                               --            --              --        (944)     (944)
    Net income                                                            --            --           6,355          --     6,355
                                                                 ----------------------------------------------------------------
BALANCE AT JUNE 30, 1999                                                 $44       $29,555         $ 7,195      $(944)   $35,850
                                                                 ================================================================



The accompanying notes are an integral part of these statements.

                 D&K HEALTHCARE RESOURCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                For the Three
(in thousands)                                                            For the Years Ended                    Months Ended
--------------------------------------------------------------------------------------------------------------------------------
                                                           JUNE 30, 1999     JUNE 30, 1998    MARCH 28, 1997    June 30, 1997
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $   6,355        $   3,327         $     739         $     363
  Adjustments to reconcile net income  to net cash
     flows from operating activities -
       Depreciation and amortization                              1,647            1,468             1,523               384
       Amortization of debt issuance costs                          188               59                73                20
       Stock option and warrant expense                              --               --                 3                77
       Gain from sale of assets                                      (9)             (32)               (6)             (217)
       Equity in net income of PBI                                 (332)            (389)             (410)              (51)
       Deferred income taxes                                        492            1,241               363               105
       (Increase) decrease in receivables, net                   41,182          (16,500)            3,214            (7,069)
       (Increase) decrease in inventories                       (42,001)         (47,799)          (10,491)            8,600
       (Increase) decrease in prepaid expenses and other
         current assets                                             242              633             1,884              (160)
       Increase in accounts payable                              39,297           31,491             4,318             6,529
       Increase (decrease) in accrued expenses                   (7,895)             (65)              754               (69)
       Other, net                                                  (157)             432                22                (7)
                                                          ----------------------------------------------------------------------
         Net cash flows from operating activities                39,009          (26,134)            1,986             8,505
                                                          ----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Payments for acquisitions, net of cash acquired               (13,961)          (1,256)               --                --
  Cash dividend from PBI                                            350              350               300                --
  Purchases of property and equipment                              (879)            (863)           (2,198)             (180)
  Proceeds from sale of assets                                      752               32                 6               956
                                                          ----------------------------------------------------------------------
         Net cash flows from investing activities               (13,738)          (1,737)           (1,892)              776
                                                          ----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under revolving line of credit                     487,844          429,431           306,471            82,138
  Repayments under revolving line of credit                    (513,714)        (397,997)         (306,471)          (91,990)
  Proceeds from equipment loan                                       --               --             1,495                --
  Payments of long-term debt                                     (1,973)          (1,571)           (1,287)               (2)
  Payments of capital lease obligations                              (9)              --               (94)              (10)
  Proceeds from exercise of stock options and warrants              822              413                94                16
  Purchase of treasury stock                                       (944)              --                --                --
  Payments of deferred debt costs                                  (640)              --               (36)               --
                                                          ----------------------------------------------------------------------
       Net cash flows from financing activities                 (28,614)          30,276               172            (9,848)
                                                          ----------------------------------------------------------------------
       Increase (decrease) in cash                               (3,343)           2,405               266              (567)
Cash, beginning of period                                         4,051            1,646             1,947             2,213
                                                          ----------------------------------------------------------------------
Cash, end of period                                           $     708        $   4,051         $   2,213         $   1,646
                                                          ======================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid (refunded) during the period for -
       Interest                                               $   4,927        $   3,601         $   3,689         $   1,029
       Income taxes, net                                      $   2,755        $   1,151         $  (1,089)        $      31


The accompanying notes are an integral part of these statements.

                D&K HEALTHCARE RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of all divisions and wholly owned subsidiaries of D&K Healthcare Resources, Inc. (the "Company"). All significant intercompany accounts and transactions are eliminated.

Change in Fiscal Year

On June 30, 1997, the Company changed from a fiscal year ending the Friday closest to March 31 in each year to a fiscal year ended June 30 of each year. Therefore, fiscal 1999 and 1998 ended on June 30. Fiscal 1997 ended on March 28, 1997 and included 52 weeks. The three-month period began March 29, 1997 and ended June 30, 1997. References to years relate to fiscal years rather than calendar years unless otherwise stated.

Name Change to D&K Healthcare Resources, Inc.

In 1998, through an amendment to its Certificate of Incorporation and with the approval of its stockholders, the Company changed its corporate name from D&K Wholesale Drug, Inc., to D&K Healthcare Resources, Inc.

Concentration of Credit Risk

The Company is a full-service, regional wholesale drug distributor. From facilities in Missouri, Kentucky, Minnesota, and South Dakota, the Company distributes a broad range of pharmaceutical products, health and beauty aids and related products to its customers in more than 24 states. The Company focuses primarily on a target market sector that includes independent retail, institutional, franchise, chain store, and alternate site pharmacies in the Midwest and South.

The Company had a single customer that accounted for approximately 18% and 20%, respectively, of net sales for the three months ended June 30, 1997 and in 1997. The supply agreement with this customer was terminated on September 30, 1997, upon the acquisition of the customer by a third party. Upon termination of the supply agreement, the Company collected the entire amount of its accounts receivable due from this customer. In 1999 and 1998, sales to a single customer represented approximately 12% and 13% of total net sales, respectively.

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

Restricted Cash

Restricted cash of $0.7 million and $4.0 million at June 30, 1999, and June 30, 1998, respectively, represents cash receipts from customers that must be used to reduce borrowings under the revolving line of credit and are included in cash.

Revenue Recognition

Revenue is recognized when products are shipped or services are provided to customers. During 1999 and 1998, the Company had $189.0 million and $62.1 million, respectively, of "dock-to-dock" sales, which are excluded from net sales due to the Company's policy of recording only the commission on such transactions as a reduction against cost of goods sold in the consolidated statements of operations. Dock-to-dock sales represent large volume sales of pharmaceuticals to major self-warehousing retail chain pharmacies whereby the Company acts as an intermediary in the order and subsequent delivery of products to the customers' warehouses. The Company had no dock-to-dock sales during the three-month period ended June 30, 1997 or in 1997.

Inventories

Inventories consist of pharmaceutical drugs and related over-the-counter items that are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out (LIFO) method.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization are charged to operations primarily using the straight-line method over the shorter of the estimated useful lives of the various classes of assets, which vary from two to 30 years, or the lease term for leasehold improvements. For income tax purposes, accelerated depreciation methods are used.

Intangible Assets

Intangible assets are stated at cost less accumulated amortization. Amortization is determined using the straight-line method over the estimated useful lives of the related assets.

Long-Lived Assets

If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the carrying value of the asset will not be recovered, as determined by a review of projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value.

Income Taxes

Deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective bases for income tax purposes. Deferred tax assets and liabilities are measured and recorded at tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Book Overdrafts

Accounts payable includes book overdrafts (outstanding checks) of $5.2 million and $14.1 million at June 30, 1999, and June 30, 1998, respectively.

Treasury Stock

In May 1999, the board of directors authorized the repurchase of up to 300,000 shares of the Company's outstanding common stock. The shares may be acquired in the open market or in private transactions over a twelve month period from the date of authorization.

Earnings per Share

Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128) requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. All share and per share amounts have been stated in accordance with the provisions of SFAS No. 128 (see Note 14).

Reclassifications

Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation.


NOTE 2.  ACQUISITIONS

On June 1, 1999, the Company consummated the acquisition of 100% of the outstanding stock of Jewett Drug Co. ("Jewett"). Jewett is a pharmaceutical distribution company based in Aberdeen, South Dakota, that provides comprehensive pharmaceutical distribution services to over 250 customers in the Upper Midwest and Great Plains region. The aggregate purchase price for this acquisition of $34.3 million consisted of $21.5 million in cash and $12.8 million (555,556 shares) of the Company's common stock. Funds for the cash portion of the purchase price were provided by the Company's revolving loan facility. In connection with the transaction, the Company paid investment banking fees of $0.8 million to a firm that employs a member of the Company's Board of Directors.

Also, on June 1, 1999, the Company entered into an amendment to the Amended and Restated Loan and Security Agreement with Fleet Capital Corporation pursuant to which the Company's revolving loan facility was increased from $75 million to $95 million and Jewett became a party to, and permitted borrower under, that facility (See Note 8).

The acquisition was accounted for as a purchase. As such, Jewett results are included in consolidated operating results from the acquisition date. The acquisition resulted in goodwill of $30.5 million which is being amortized over 25 years.

The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and Jewett for 1999 and 1998 as if the acquisition had occurred at July 1, 1998, and July 1, 1997, respectively, with pro forma adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with related income tax effects. The unaudited pro forma information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed dates or which may be obtained in the future (in thousands, except per share amounts).


                                        1999                  1998
                                        ----                  ----
        Net Sales                    $1,074,047             $807,314
        Net Income                        7,310                3,717
        Diluted earnings per share   $     1.55             $   0.88



In September 1998, the Company acquired 100% of the stock of Tykon, Inc., a wholesale distribution software developer, for cash consideration of $2.0 million. During fiscal 1998, the Company made two acquisitions of pharmaceutical distribution companies for aggregate consideration of $2.6 million, including cash payments and the issuance of notes payable.

NOTE 3.  INVENTORIES

Substantially all inventories are stated at the lower of LIFO cost or market. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, which approximates current replacement cost, inventories would have been $8.5 million and $8.0 million higher than reported at June 30, 1999, and June 30, 1998, respectively.

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

                                        JUNE 30, 1999            JUNE 30, 1998
                                        -------------            -------------
    Land                                  $   383                  $   407
    Building and improvements               3,758                    3,436
    Fixtures and equipment                  7,139                    6,478
    Leasehold improvements                    828                      749
    Vehicles                                  737                      844
                                       -----------------------------------------
                                           12,845                   11,914
    Less-accumulated depreciation and
            amortization                   (6,640)                  (5,990)
                                       -----------------------------------------
                                          $ 6,205                  $ 5,924
                                       =========================================


During 1999, the Company sold an idle distribution facility, with a carrying value of $0.7 million, for cash proceeds of $0.7 million.

During the three-month period ended June 30, 1997, the Company sold an idle distribution facility, with a carrying value of $0.7 million, for cash proceeds of $0.9 million. The gain on the sale is included in Other, net in the consolidated statements of operations for the three months ended June 30, 1997.

The Company leases certain properties under capital leases from a trust controlled by a significant shareholder. Capital lease asset balances consist of buildings of $0.9 million as of June 30, 1999.

NOTE 5.  INVESTMENT IN PBI

The Company owns approximately 50% of the capital stock of Pharmaceutical Buyers, Inc. ("PBI"), a Colorado-based group purchasing organization. The Company acquired approximately 50% of the voting and non-voting common stock of PBI for $3.75 million in cash. The Company's investment in PBI is accounted for under the equity method.

The Company's equity in the net income of PBI totaled $332,000, $389,000, $410,000 and $51,000, respectively, for 1999, 1998, 1997 and for the three months ended June 30, 1997, which is net of amortization of goodwill associated with its investment in PBI of $276,000, $276,000, $276,000 and $69,000 for these respective fiscal periods. The PBI goodwill is being amortized using the straight line method over a period of 25 years. During 1999, 1998, and 1997, the Company received cash dividends of $350,000, $350,000, and $300,000, respectively, from PBI, which were recorded as a reduction in the carrying amount of the investment.

Summarized balance sheet information for PBI for its fiscal year ended December 31, 1998, and unaudited information for the periods ended June 30, 1999 and 1998 included current assets of $2.9 million, $3.0 million and $2.3 million, noncurrent assets of $0.6 million, $0.5 million and $0.8 million, current liabilities of $1.7 million, $1.9 million and $1.0 million and noncurrent liabilities of $5.2 million, $5.1 million, and $6.3 million, respectively. Summarized income statement information for PBI for its fiscal year ended December 31, 1998, and unaudited information for the six months ended June 30, 1999 and June 30, 1998, and for the three months ended June 30, 1997, included net revenues of $5.6 million, $2.7 million, $2.8 million and $1.3 million and income from continuing operations and net income of $1.4 million, $0.6 million, $0.6 million and $0.3 million, respectively.

Certain other shareholders of PBI have the option to exchange their combined 20% ownership interests in PBI for shares of the Company's common stock under the terms of the original purchase agreement. Those options have been determined to be dilutive in 1999 and are included in the reconciliation of the basic and the diluted earnings per share computation (See Note 14).

NOTE 6.  OTHER ASSETS

Other assets include deferred debt issuance costs of $0.9 million and $0.3 million at June 30, 1999 and 1998, respectively, that are being amortized over the periods the related debt is outstanding. Accumulated amortization amounted to $0.4 million and $0.2 million at June 30, 1999 and 1998, respectively. Amortization of deferred debt issuance costs totaled $188,000 in 1999, $59,000 in 1998, $73,000 in 1997 and $20,000 for the three-month period ended June 30, 1997, and is included in interest expense in the consolidated statements of operations.

NOTE 7.  INTANGIBLE ASSETS

Intangible assets consisted of the following (in thousands):


                                                                                JUNE 30, 1999        JUNE 30, 1998
                                                                                -------------        -------------
        Excess of purchase price over fair value of net assets acquired            $46,776              $14,065

        Less-accumulated amortization                                               (2,967)              (2,330)
                                                                            ------------------------------------------
                                                                                   $43,809              $11,735
                                                                            ==========================================


The excess of purchase price over the fair value of net assets acquired is being amortized using the straight-line method over periods of 10 to 40 years. Amortization of intangible assets totaled $0.6 million in 1999, $0.4 million in 1998, $0.4 million in 1997 and $0.1 million for the three-month period ended June 30, 1997.

During 1998, the excess of purchase price over the fair value of net assets acquired was reduced by $4.1 million to reflect the reversal of the deferred tax asset valuation allowance related to acquired net operating loss, alternative minimum tax and charitable contribution carryforwards (see Note 12).

NOTE 8.  LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):


                                                                      JUNE 30, 1999        JUNE 30, 1998
                                                                      -------------        -------------
        Revolving line of credit with banks                              $39,453              $60,185

        Revolving accounts receivable credit facility                         --                5,139

        Missouri First Link loan                                              --                1,312

        Other, including capital lease obligations                         1,399                  968
                                                                   ----------------------------------------
                                                                         $40,852              $67,604

        Less-current maturities                                             (403)              (6,448)
                                                                   ----------------------------------------
                                                                         $40,449              $61,156
                                                                   ========================================



As of June 30, 1999, the revolving line of credit had a maximum borrowing capacity of $95 million, expiring August 7, 2001. Prior to June 1, 1999, the revolving line of credit had maximum borrowing capacity of $75 million. Under the loan agreement, the total amount of loans and letters of credit outstanding at any time may not exceed the lesser of an amount based on percentages of eligible inventories (the borrowing base formula), or $95 million. Generally, advances bear interest at the London Interbank Offered Rate (LIBOR) plus 1.75% or at the prime rate (7.75% at June 30, 1999) plus 0.25% per annum payable monthly. At June 30, 1999 and June 30, 1998, the Company's borrowings under the revolving line of credit bore interest at a weighted average LIBOR-based rate of 6.96% and 6.94%, respectively. The Company was required to pay annual facility fees of $201,000 and $289,000, respectively, in 1999 and 1998. At June 30, 1999 and June 30, 1998, the borrowing base formula amounted to $106.8 million and $92.6 million, respectively. At June 30, 1999 and June 30, 1998, the unused portion of the line of credit amounted to $55.5 million and $14.8 million, respectively. The agreement expires August 7, 2001, and, therefore, the related debt has been classified as long-term. The revolving line of credit is secured by eligible inventories.

The Company also has an interest rate collar agreement, whereby the LIBOR on $10.0 million of the outstanding revolving line of credit balance shall not exceed 6.75%. If the LIBOR is less than 5.25%, then the LIBOR rate on $7.5 million of the outstanding revolving line of credit balance shall not be less than 5.25%. On March 31, 1999, the Company executed an additional interest rate collar agreement on $40.0 million of the outstanding revolving line of credit, whereby the LIBOR shall not exceed 6.85% nor be less than 4.93%.

In the first quarter of fiscal 1999, the Company entered into a $45 million accounts receivable purchase facility under an asset securitization structure ("the Securitization") with its primary lender. In the second quarter of fiscal 1999, the Securitization was increased to a $60.0 million facility. The Securitization has an initial term of three years, with annual renewal options, and bears interest at the LIBOR rate (5.21% at June 30, 1999) plus program and liquidity fees of 0.71% paid monthly. The Company was required to pay a structuring fee of $225,000, which is being amortized over the initial term of the arrangement. Under the Securitization, accounts receivable are sold on a non-recourse basis to a bankruptcy-remote subsidiary of the Company as security for commercial paper issued by an affiliate of the lender. Based upon the structure of the arrangement, the subsidiary's assets and liabilities, consisting of accounts receivable and long-term debt, are not consolidated with those of the Company. Accordingly, the Company's trade accounts receivable and long-term debt at June 30, 1999 are net of $35 million, which represent accounts receivable that were sold under the Securitization.

The revolving accounts receivable credit facility had a maximum borrowing capacity of $10 million at June 30, 1998. Under the facility, the total amount of loans outstanding could not exceed the lesser of eligible accounts receivable or $10 million. Advances bore interest at the prime rate (8.5% at June 30, 1998) plus 2.0%. At June 30, 1998, the unused portion of the facility amounted to $4.9 million. The facility expired August 31, 1998, and the entire remaining principal was paid in full on August 31, 1998.

The Missouri First Link loan ("Missouri First") was used to finance and was secured by certain capital expenditures at a leased distribution facility. The Missouri First loan bore interest at a fixed rate of 70% of the bank's prime rate (8.5% at June 30, 1998) plus 0.50%, or 6.45%. A $437,500 principal reduction was required in December 1998; after such time, the loan required monthly payments of $36,458 plus interest until maturity in December 2000. In March 1999, the remaining principal of the Missouri First loan was paid in full.

Subordinated notes payable to an insurance company bore interest at 11% payable semiannually, and consisted of nonconvertible notes of $1.1 million and convertible notes of $1.75 million. Principal on the nonconvertible notes was paid in full in December 1997, and the convertible notes payable were converted into 530,978 shares of the Company's common stock. In June 1998, a $1.0 million convertible note payable was converted into 59,880 shares of the Company's common stock. The debt conversions were recorded as a component of stockholders' equity in the June 30, 1998, consolidated balance sheets.

The Company is required under the terms of its debt agreements to comply with certain financial covenants, including those related to the maintenance of current ratio, tangible net worth and debt service and interest coverage ratios. The Company is also limited in its ability to make loans and investments, to enter into leases, to make capital expenditures and/or to incur additional debt, among other things, without the consent of its lenders.

At June 30, 1999, maturities of long-term debt, including capital lease obligations, were as follows (in thousands):


                Fiscal Year Ending June 30,
                ---------------------------
                           2000                      $   403
                           2001                          140
                           2002                       39,597
                           2003                          148
                           2004                          161
                           Thereafter                    403
                                                     -------
                                                     $40,852
                                                     =======

At June 30, 1999 and 1998, the fair value of long-term debt approximated its current carrying value.

NOTE 9.  COMMITMENTS AND CONTINGENCIES

The Company leases office and warehouse space and other equipment through noncancelable operating leases. Rental expense under operating leases was $0.9 million, $0.9 million, $0.7 million and $0.2 million in 1999, 1998, 1997 and for the three-month period ended June 30, 1997, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at June 30, 1999, are $10.2 million and payments during the succeeding five years are: 2000, $1.9 million; 2001, $1.6 million; 2002, $1.5 million; 2003,
$1.4 million; 2004, $1.1 million; and thereafter, $2.7 million.

There are various pending claims and lawsuits arising out of the normal course of the Company's business. In the opinion of management, the ultimate outcome of these claims and lawsuits will not have a material adverse effect on the financial position or results of operations of the Company.

NOTE 10.  STOCK OPTIONS

In 1992, the Company adopted a Long-Term Incentive Plan that authorized the Compensation Committee of the Board of Directors ("the Committee") to grant key employees and officers of the Company incentive or non-qualified stock options, stock appreciation rights, performance shares, restricted shares and performance units. Options to purchase up to 200,000 shares of common stock were authorized under the Long-Term Incentive Plan. The Committee determines the price (generally no less than fair market value on the date of grant) and terms at which awards may be granted, along with the duration of the restriction periods and performance targets. In 1998, the Company's shareholders approved an amendment to the Plan to increase the number of shares available for grant to 500,000 shares. Stock options granted under the Long-Term Incentive Plan are not exercisable earlier than six months from the date of grant (except in the case of death or disability of the employee holding the same), nor later than 10 years from the date of grant. In January 1997, 67,999 non-qualified and incentive stock options outstanding under the Company's Long-Term Incentive Plan, with exercise prices ranging from $3.875 to $7.00 per share, were canceled and replaced with an equivalent number of non-qualified and incentive options with an exercise price equal to the then fair market price of the stock, $3.75 per share.

In 1993, the Board of Directors of the Company adopted the D&K Wholesale Drug, Inc. 1993 Stock Option Plan ("the 1993 Plan") to grant key employees of the Company non-qualified stock options to purchase up to 350,000 shares of the Company's common stock. The 1993 Plan is administered by the Company's Board of Directors, which determines the price and terms by which awards may be granted. Stock options granted under the 1993 Plan are immediately exercisable from the date of grant and expire not later than 10 years from the date of grant. The exercise price of all options granted pursuant to the 1993 Plan was equal to the fair market value of stock on the respective dates of grant. In January 1997, 60,000 non-qualified stock options outstanding under the 1993 Plan, with exercise prices ranging from $3.875 to $7.00 per share, were canceled and replaced with an equivalent number of non-qualified stock options with an exercise price equal to the then fair market price of the stock, $3.75 per share.

Changes in options outstanding under the Company's Long-Term Incentive Plan and the 1993 Plan were as follows:


                                                                                              Weighted Average
                                                                         Number of Shares      Exercise Price
                                                                         ----------------      --------------
                   Outstanding at March 29, 1996                             191,697               $ 5.35
                   Granted 1997                                              252,332                 4.74
                   Canceled 1997                                            (209,164)                6.31
                   Exercised 1997                                            (25,666)                3.65
                                                                    -----------------------------------------
                   Outstanding at March 28, 1997                             209,199                 3.84
                   Granted three months ended June 30, 1997                   86,000                 5.63
                                                                    -----------------------------------------
                   Outstanding at June 30, 1997                              295,199                 4.36
                   Granted 1998                                              175,999                11.30
                   Exercised 1998                                            (29,200)                4.26
                                                                    -----------------------------------------
                   Outstanding at June 30, 1998                              441,998                 7.13
                   Granted 1999                                              169,200                19.64
                   Exercised 1999                                           (112,000)                7.33
                   Canceled 1999                                              (3,000)               11.25
                                                                    -----------------------------------------
                   Outstanding at June 30, 1999                              496,198               $11.32
                                                                    =========================================





Stock options exercisable at June 30, 1999, June 30, 1998 and March 28, 1997 were 451,198, 409,998 and 179,699, respectively, with a weighted average exercise price of $10.12, $6.43 and $3.78, respectively. The weighted average remaining contractual terms for all outstanding options was 7.89 years at June 30, 1999.

In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company has elected to account for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized in the consolidated financial statements for the stock option plans. If the Company had elected to recognize compensation expense based upon the fair value of the options granted at the grant date as prescribed by SFAS No. 123, pro forma net income (loss) and earnings (loss) per share would have been as follows (in thousands, except per share data):


                                                                                                           THREE MONTHS ENDED
                                                                                                           ------------------
                                                            1999            1998              1997            JUNE 30, 1997
                                                            ----            ----              ----            -------------
              Net income - as reported                     $6,355          $3,327            $ 739                $ 363
              Net income  - pro forma                      $4,776          $2,392            $ 464                $ 208
              Earnings  per share:
                  Basic - as reported                      $ 1.65          $ 0.99            $0.24                $0.12
                  Basic - pro forma                        $ 1.24          $ 0.72            $0.15                $0.07
                  Diluted - as reported                    $ 1.52          $ 0.90            $0.24                $0.11
                  Diluted - pro forma                      $ 1.14          $ 0.65            $0.15                $0.07



The fair value of each option grant on the date of the grant was estimated using the Black-Scholes option-pricing model and the following weighted average assumptions:


                                                                                                           THREE MONTHS ENDED
                                                                                                           ------------------
                                                            1999            1998              1997            JUNE 30, 1997
                                                            ----            ----              ----            -------------
              Risk free interest rates                      4.89%           5.50%             5.78%                 5.49%
              Expected life of options (years)              5.0             5.0               6.2                   6.8
              Volatility of stock price                     116%            138%              83%                   60%
              Expected divided yield                        0%              0%                0%                    0%
              Fair value of options                         $16.25          $10.13            $3.43                 $3.59


NOTE 11.  WARRANTS

The Company has outstanding warrants to purchase 22,072 shares of common stock at a price of $0.005 per share. These warrants are exercisable only at such time as a principal investor receives, following a merger or sale of all or substantially all of the assets of the Company, in excess of a 30% compounded annual rate of return on its investment in common stock of the Company. The warrants were not exercisable at June 30, 1999, and will expire in December 1999. The Company does not believe the conditions for the exercise of the warrants will be satisfied.

In June 1994, the Company entered into a letter agreement with an independent research firm to produce reports with respect to the Company's publicly traded equity securities. The term of the agreement was 13 months and in consideration for the research reports, the Company granted the firm warrants to purchase up to 70,000 shares of the Company's common stock at an exercise price equal to the closing price of the stock on the date of the agreement, which was $4.125 per share. The warrants were exercisable for a period of three years from the date of the agreement. The research firm earned the warrants on a vesting schedule over the 13-month term of its services. Fifty percent of the warrants vested on the date of the agreement, an additional 25% vested upon issuance of a second research report in November 1994, and the final 25% vested upon issuance of a third research report in June 1995. The Company recorded total expense of $70,000 related to these warrants. During the three-month period ended June 30, 1997, the Company agreed to extend the expiration of the warrants through June 1998 in exchange for additional research reports. The Company recorded expense of $77,000 based upon the estimated fair value of the warrants, as amended, during the three-month period ended June 30, 1997. In 1998, the research firm exercised the warrants, resulting in the issuance of 70,000 shares of common stock of the Company, recorded as additional equity of $288,750.

NOTE 12.  INCOME TAXES

The components of the income tax provision were as follows (in thousands):


                                                                                                              THREE MONTHS ENDED
                                                                                                              ------------------
                                                            1999           1998              1997               JUNE 30, 1997
                                                            ----           ----              ----               -------------
              Current tax provision                       $ 3,354         $  933             $177                   $175
              Deferred tax provision                          492          1,241              363                    105
                                                    ----------------------------------------------------------------------------
              Income tax provision                        $ 3,846         $2,174             $540                   $280
                                                    ============================================================================



The actual income tax provision differed from the expected income tax provision, computed by applying the respective U.S. statutory federal tax rates of 34% to income before income tax provision, as follows (in thousands):


                                                                                                             THREE MONTHS ENDED
                                                                                                             ------------------
                                                                        1999        1998            1997       JUNE 30, 1997
                                                                        ----        ----            ----       -------------
              Current expected income tax provision                    $3,468      $1,870          $ 435            $219
              Amortization of intangible assets not deductible for
                income tax purposes                                       202         222            234              58
              Equity in net income of PBI not taxable for
                income tax purposes                                      (166)       (181)          (186)            (33)
              State income taxes, net of federal benefit                  439         293             61              29
              Other, net                                                  (97)        (30)            (4)              7
                                                                 ------------------------------------------------------------------
                                                                       $3,846      $2,174          $ 540            $280
                                                                 ==================================================================


At June 30, 1999 and June 30, 1998, the tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities were as follows (in thousands):



                                                                            1999            1998
                                                                            ----            ----
              Deferred tax assets:
                Allowance for doubtful accounts                           $    457        $   280
                Accrued liabilities                                            577            277
                Capital lease obligations                                      104             41
                Inventories                                                    948            832
                Net operating loss carryforwards                             2,383          2,854
                Alternative minimum tax and contribution carryforwards          32            331
                Other                                                          136            150
                                                                        ------------------------------
                  Total deferred tax assets                               $  4,637        $ 4,765
                                                                        ------------------------------
              Deferred tax liabilities:
                Property and equipment                                    $   (454)       $  (302)
                Inventories                                                 (4,167)        (4,167)
                Intangibles                                                   (407)            --
                Accounts receivable                                           (233)          (346)
                Other                                                         (114)           (82)
                                                                        ------------------------------
                  Total deferred tax liabilities                          $ (5,375)       $(4,897)
                                                                        ------------------------------
                Net deferred tax liabilities                              $   (738)       $  (132)
                                                                        ==============================


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

In 1998, based upon its current and forecasted taxable earnings levels for future years, the Company determined that it was more likely than not that the remaining acquired net operating loss, contribution and alternative minimum tax credit carryforwards would be utilized against consolidated taxable income in the current and future years. Therefore, the remaining valuation allowance of $4.1 million was released. This resulted in a corresponding increase to deferred tax assets and a reduction in the excess of purchase price over the fair value of net assets acquired. The Company utilized $3.2 million of the net operating loss carryforwards in 1998. The annual net operating loss limitation for 1999 and future years is $1.0 million and begins to expire in 2007.

NOTE 13.  EMPLOYEE BENEFIT PLANS

The Company has a defined contribution 401(k) plan covering substantially all of its employees. Plan participants may contribute up to 20% of their annual compensation, subject to certain limitations. The Company contribution is discretionary and is currently equivalent to 25% of employees' contributions up to a maximum contribution based on 6% of eligible compensation. Expenses related to the plan were $66,000 in 1999, $45,000 in 1998, $49,000 in 1997, and $20,000
for the three-month period ended June 30, 1997. Jewett has a defined contribution 401(k) plan covering substantially all of its employees, which was still in existence at June 30, 1999. Jewett also participates in the Central States Pension, a multiemployer pension plan, on behalf of its union employees in accordance with the union agreement.

The Company also has an executive retirement benefit plan, implemented in 1998, that provides supplemental pre-retirement life insurance plus supplemental retirement income to key executives. The life insurance benefit is calculated at three times annual salary as of the date of participant enrollment. The retirement income benefit is provided through discretionary contributions to each participant's account, which vest 20% annually and are fully vested upon attaining age 65. Upon retirement, the accumulated account balance is paid to the participant over 15 years in quarterly benefit payments. The Company's expense related to the plan was $245,000 in 1999 and $176,000 in 1998.

NOTE 14.  EARNINGS PER SHARE

All earnings and share amounts have been restated in accordance with SFAS No.
128. The reconciliation of the numerator and denominator of the basic and diluted earnings per common share computations are as follows (in thousands, except for shares and per share amounts):



                                                                                              1999
                                                                   -----------------------------------------------------------

                                                                          Income               Shares            Per-Share
                                                                       (Numerator)          (Denominator)         Amount
                                                                       -----------          -------------         ------
              BASIC EARNINGS PER SHARE:
                Net income available to common shareholders               $6,355               3,846,837           $1.65

              EFFECT OF DILUTED SECURITIES:
                Options and warrants                                                             173,039
                Convertible PBI stock                                         41                 200,000
                                                                   ------------------------------------------

              DILUTED EARNINGS PER SHARE:
                Net income available to common shareholders plus
                assumed conversions                                       $6,396               4,219,876           $1.52
                                                                   ------------------------------------------



                                                                                              1998
                                                                   -----------------------------------------------------------

                                                                          Income               Shares            Per-Share
                                                                       (Numerator)          (Denominator)         Amount
                                                                       -----------          -------------         ------
              BASIC EARNINGS PER SHARE:
                Net income available to common shareholders               $3,327               3,345,261           $0.99

              EFFECT OF DILUTED SECURITIES:
                Options and warrants                                                             138,940
                Convertible subordinated notes                                70                 282,151
                                                                   ------------------------------------------

              DILUTED EARNINGS PER SHARE:
                Net income available to common shareholders plus
                  assumed conversions                                     $3,397               3,766,352           $0.90
                                                                   ------------------------------------------


                                                                                              1997
                                                                   -----------------------------------------------------------

                                                                          Income               Shares            Per-Share
                                                                       (Numerator)          (Denominator)         Amount
                                                                       -----------          -------------         ------
              BASIC EARNINGS PER SHARE:
                Net income available to common shareholders                 $739               3,033,536           $0.24

              EFFECT OF DILUTED SECURITIES:
                Options and warrants                                                              24,429
                Convertible subordinated notes                               116                 530,978
                                                                   ------------------------------------------

              DILUTED EARNINGS PER SHARE:
                Net income available to common shareholders
                  plus assumed conversions                                  $855               3,588,943           $0.24
                                                                   ------------------------------------------


                                                                                THREE MONTHS ENDED JUNE 30, 1997
                                                                   -----------------------------------------------------------

                                                                          Income               Shares            Per-Share
                                                                       (Numerator)          (Denominator)         Amount
                                                                       -----------          -------------         ------
              BASIC EARNINGS PER SHARE:
                Net income available to common shareholders                 $363               3,054,994           $0.12

              EFFECT OF DILUTED SECURITIES:
                Options and warrants                                                              40,859
                Convertible subordinated notes                                29                 530,978
                                                                   ------------------------------------------

              DILUTED EARNINGS PER SHARE:
                Net income available to common shareholders plus
                  assumed conversions                                       $392               3,626,831           $0.11
                                                                   ------------------------------------------



The impact of the PBI stock conversion has been determined to be anti-dilutive for 1998, 1997 and the three months ended June 30, 1997.

NOTE 15.  EFFECT OF NEW ACCOUNTING STANDARDS

The provisions of SFAS No. 130, "Reporting Comprehensive Income," became effective in fiscal 1999. The statement requires that an enterprise report, by major component and as a single total, the change in its net assets during the period from nonowner sources. The Company had no such items during the periods presented.

The Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during the fourth quarter of fiscal year 1999. See Note 16 for the required disclosures.

The adoption by the Company during fiscal year 1999 of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," did not impact the Company's consolidated financial position, results of operations, cash flows, or disclosures.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999 (subsequently changed to June 15, 2000 by SFAS No. 137). The effect of this statement is not expected to have a significant impact on the consolidated financial position or results of operations of the Company.

NOTE 16.  BUSINESS SEGMENTS

During the fourth quarter of fiscal 1999, the Company adopted SFAS No. 131. This statement establishes standards for the way public companies report information about operating segments that is consistent with that made available to the management of the Company in allocating resources and assessing performance.

After application of the aggregation criteria, the Company has three identifiable business segments, only one of which, Wholesale drug distribution, meets the quantitative thresholds for separate disclosure prescribed in SFAS No.
131. This segment is described in Note 1. The Company's equity investment in PBI (see Note 5) is a second segment. Two wholly owned software subsidiaries, Viking Computer Services, Inc. and Tykon, Inc. constitute the third segment. Viking markets a pharmacy management software system and Tykon developed and markets a proprietary PC-based order entry/order confirmation system to the drug distribution industry. These two segments are combined as Other in the table below.

Though the Wholesale drug distribution segment operates from several different facilities, the nature of its products and services, the types of customers and the methods used to distribute its products are similar and thus they have been aggregated for presentation purposes. The Company operates principally in the United States. Intersegment sales have been recorded at amounts approximating market. Interest and corporate expenses are allocated to wholly owned subsidiaries only. Assets have been identified with the segment to which they relate.


                                                                                                          For the Three
(in thousands)                                              For the Year Ended                             Months Ended
                                      ---------------------------------------------------------------
                                         June 30, 1999         June 30, 1998        March 28, 1997        June 30, 1997
                                      --------------------  --------------------  -------------------    -----------------
Sales to unaffiliated customers -
     Wholesale drug distribution                 $813,287              $611,498             $478,794             $144,267
     Other                                          2,032                   929                  730                  206
                                      --------------------  --------------------  -------------------    -----------------
          Total                                  $815,319              $612,427             $479,524             $144,473
Intersegment sales -
     Wholesale drug distribution                      $--                   $--                  $--                  $--
     Other                                             75                    --                   --                   --
     Intersegment eliminations                       (75)                    --                   --                   --
                                      --------------------  --------------------  -------------------    -----------------
          Total                                       $--                   $--                  $--                  $--
Net sales -
     Wholesale drug distribution                 $813,287              $611,498             $478,794             $144,267
     Other                                          2,107                   929                  730                  206
     Intersegment eliminations                       (75)                    --                   --                   --
                                      --------------------  --------------------  -------------------    -----------------
          Total                                  $815,319              $612,427             $479,524             $144,473
Gross profit -
     Wholesale drug distribution                  $39,113               $28,890              $21,016               $5,882
     Other                                          1,987                   772                  624                  134
                                      --------------------  --------------------  -------------------    -----------------
          Total                                   $41,100               $29,662              $21,640               $6,016
Depreciation and amortization -
     Wholesale drug distribution                   $1,457                $1,429               $1,499                 $378
     Other                                            466                   315                  300                   75
     Less:   PBI amortization (1)                   (276)                 (276)                (276)                 (69)
                                      --------------------  --------------------  -------------------    -----------------
          Total                                    $1,647                $1,468               $1,523                 $384
Interest expense -
     Wholesale drug distribution                   $5,260                $4,075               $3,961                 $956
     Other                                              6                     5                   --                    3
                                      --------------------  --------------------  -------------------    -----------------
          Total                                    $5,266                $4,080               $3,961                 $959
Pre-tax income (loss)  -
     Wholesale drug distribution                   $9,637                $5,800               $1,333                 $780
     Other                                            564                 (299)                 (54)                (137)
                                      --------------------  --------------------  -------------------    -----------------
          Total                                   $10,201                $5,501               $1,279                 $643
Purchase of property and equipment -
     Wholesale drug distribution                     $292                  $337               $1,979                  $95
     Other                                             10                     9                   18                    3
     Other unallocated Corporate
        amounts (2)                                   577                   517                  201                   82
                                      --------------------  --------------------  -------------------    -----------------
          Total                                      $879                  $863               $2,198                 $180
Identifiable assets -
     Wholesale drug distribution                 $232,729             $164,069
     Other                                          6,740                4,232
     Other unallocated Corporate
        amounts (2)                                 3,737                4,887
     Elimination of receivables from
        Corporate                                 (13,126)              (2,838)
                                      --------------------  --------------------
          Total                                  $230,080              $170,350


(1) Amortization of PBI goodwill is netted against Equity in net income of PBI in the accompanying Consolidated Statements of Operations.

(2) Amounts represent assets at Corporate Headquarters consisting primarily of deferred tax assets, property and equipment and deferred debt costs.

Note 17.  Quarterly Results (Unaudited)

Quarterly results are determined in accordance with annual accounting policies. They include certain items based upon estimates for the entire year. Summarized quarterly results for the last two years were as follows:



(in thousands, except per share data)                 1999 Quarter                          1999
                                      ------------------------------------------------- ----------
                                         First      Second       Third      Fourth          Year
Net Sales                              $179,374    $198,345    $213,984    $223,616      $815,319
Gross profit                              8,404       9,776      12,205      10,715        41,100
Income before income tax provision        1,882       2,203       3.400       2,716        10,201
Net income                                1,129       1,363       2,074       1,789         6,355

Basic earnings per share                  $0.30       $0.36       $0.54       $0.45         $1.65
Diluted earnings per share                 0.29        0.33        0.49        0.41          1.52


(in thousands, except per share data)                 1998 Quarter                          1998
                                      ------------------------------------------------- -----------
                                         First      Second       Third      Fourth          Year
Net Sales                              $149,024    $138,570    $155,314    $169,519      $612,427
Gross profit                              6,379       6,816       8,074       8,393        29,662
Income before income tax provision          878       1,228       1,770       1,625         5,501
Net income                                  509         712       1,062       1,044         3,327

Basic earnings per share                  $0.17       $0.23       $0.29       $0.30         $0.99
Diluted earnings per share                 0.15        0.20        0.27        0.28          0.90


 PRICE RANGE PER
 COMMON SHARE

The Company's common stock (symbol: "DKWD") is traded on the NASDAQ national market. The number of beneficial holders of the Company's common stock is approximately 1,700. Set forth below are the high and low transaction prices as reported by the NASDAQ stock market for the periods indicated. Such prices reflect interdealer prices, without retail markup, markdown, or commission:



                        1999
 ---------------------------------------------------
                      LOW             HIGH
 First Quarter       12 1/2          25 1/4

 Second Quarter      15 7/8          27 1/4

 Third Quarter       22              27 1/8

 Fourth Quarter      19 11/16        25





                        1998
 ---------------------------------------------------
                     LOW              HIGH

First Quarter       5 1/8            8 1/8

Second Quarter      7 11/16          9 1/4

Third Quarter       8 1/8            14 1/4

Fourth Quarter      13 1/4           23 1/2







CORPORATE OFFICES:
D&K Healthcare Resources, Inc.
8000 Maryland Ave. Suite 920
St. Louis, Missouri 63105
(888) 727-3485
(314) 727-3485
Fax: (314) 727-5759
web: www.dkwd.com

TRANSFER AGENT REGISTRAR:

Harris Trust & Savings Bank
111 West Monroe Street
Chicago, Illinois 60690
(312) 461-2121

AUDITORS:

Arthur Andersen LLP
St. Louis, Missouri

COUNSEL:

Armstrong, Teasdale, Sclafly & Davis
St. Louis, Missouri

FORM 10-K:

Copies of form 10-K filed by D&K Healthcare Resources, Inc. for the year ended June 30, 1999, are available without charge upon request. Requests should be directed to the Company's corporate office address, marked attention: Investor Relations.

FORWARD-LOOKING STATEMENTS:

The forward-looking statements contained in this document are inherently subject to risks and uncertainties. D&K's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical drug distribution industry, the evolving business and regulatory environment of the healthcare industry in which D&K operates and other factors set forth in reports and other documents filed by D&K with the Securities and Exchange Commission from time to time.

ANNUAL MEETING:

The annual meeting of stockholders will be held at 10:00 a.m. Thursday, November 11, 1999, in The Ritz Carlton Hotel, 100 Carondelet Plaza, St. Louis, MO.