Form 10-K405, Exhibit 13
period 2000-06-30
D & K HEALTHCARE RESOURCES INC
filed 2000-09-21
CIK 888914

                                    REGISTRANT'S 2000 ANNUAL REPORT TO SHAREHOLDERS

FINANCIAL HIGHLIGHTS<F1>:


Fiscal Year Ended
-----------------                              June 30,       June 30,       June 30,      March 28,        March 29,
                                                 2000           1999         1998<F2>         1997            1996
----------------------------------------------------------------------------------------------------------------------
Income Statement Data (in thousands,
   except share and per share data)

Net sales                                    $1,458,047      $ 815,319       $612,427       $479,524       $425,333
Gross profit                                     56,422         41,536         30,654         22,810         20,935
Income from operations                           22,299         14,842          9,770          5,617          2,810
Net income                                   $    8,199      $   6,625        $ 3,942       $  1,461       $   (704)
Basic earnings per share                     $     1.93      $    1.72        $  1.18       $   0.48       $  (0.24)
Diluted earnings per share                   $     1.84      $    1.58        $  1.07       $   0.44       $  (0.24)
Basic common shares outstanding               4,240,951      3,846,837      3,345,261      3,033,536      2,971,117
Diluted common shares outstanding             4,549,876      4,219,876      3,766,352      3,588,943      2,971,117

                                               June 30,       June 30,       June 30,      March 28,        March 29,
                                                 2000           1999         1998<F2>         1997             1996
----------------------------------------------------------------------------------------------------------------------
Balance Sheet Data (in thousands)

Current assets                                $237,494       $181,824       $153,513       $ 81,901        $ 74,737
Working capital                                 93,556         28,525         60,549         31,239          31,023
Total assets                                   294,419        236,990        178,371        108,034         100,736
Long-term debt                                  99,647         40,449         61,156         41,530          43,190
Stockholders' equity                            45,265         40,887         20,719         12,988          11,426

<F1> Restated to reflect the change from the LIFO method of inventory accounting to the FIFO method.
<F2> Fiscal year end changed to June 30.


NET SALES [BAR GRAPH]

'96               '97                '98               '99               '00
----------------------------------------------------------------------------
425,333            479,524           612,427           815,319           1,458,047


STOCKHOLDERS' EQUITY [BAR GRAPH]

'96                '97               '98               '99               '00
----------------------------------------------------------------------------
11,426             12,988            20,719            40,887            45,265


INCOME FROM OPERATIONS [BAR GRAPH]

'96                '97               '98               '99               '00
----------------------------------------------------------------------------
2,810              5,617             9,770             14,842            22,299


GROSS PROFIT [BAR GRAPH]

'96                '97               '98               '99               '00
----------------------------------------------------------------------------
20,935             22,810            30,654            41,536            56,422

PRICE RANGE PER COMMON SHARE:

The Company's common stock (symbol: "DKWD") is traded on the NASDAQ national market. The number of beneficial holders of the Company's common stock is approximately 1,700. Set forth below are the high and low transaction prices as reported by the NASDAQ stock market for the periods indicated. Such prices reflect interdealer prices, without retail markup, markdown, or commission:

                         Low                     High
                         ---                     ----
2000
----
First Quarter           22 1/8                  25 7/8
Second Quarter          13 1/2                  24
Third Quarter           10 1/2                  18
Fourth Quarter          7 1/2                   12 1/4

1999
----
First Quarter           12 1/2                  25 3/4
Second Quarter          15 7/8                  27 1/4
Third Quarter           22                      27 3/8
Fourth Quarter          19 13/16                25

CORPORATE OFFICES:
D&K Healthcare Resources, Inc.
8000 Maryland Ave. Suite 920
St. Louis, Missouri 63105
(888) 727-3485
(314) 727-3485
Fax: (314) 727-5759
web: www.dkwd.com

TRANSFER AGENT REGISTRAR:

Harris Trust & Savings Bank
111 West Monroe Street
Chicago, Illinois 60690
(312) 461-2121

AUDITORS:

Arthur Andersen LLP
St. Louis, Missouri

COUNSEL:

Armstrong Teasdale LLP
St. Louis, Missouri

FORM 10-K:

Copies of form 10-K filed by D&K Healthcare Resources, Inc. for the year ended June 30, 2000, are available without charge upon request. Requests should be directed to the Company's corporate office address, marked attention: Investor Relations.

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

ANNUAL MEETING:

The annual meeting of stockholders will be held at 10:00 a.m. Thursday, November 9, 2000, in The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, MO.