Form 10-K405, Exhibit 13
period 2001-06-30
D & K HEALTHCARE RESOURCES INC
filed 2001-09-20
CIK 888914

                                                                      Exhibit 13

     Registrant's 2001 Annual Report To Shareholders

     Financial Highlights:

                                                                                                  Three months      Fiscal Year
                                               Fiscal Year Ended                                         ended            Ended
                              -------------------------------------------------------------------------------------------------
Income Statement Data
(in thousands, except share     June 30, 2001  June 30, 2000  June 30, 1999    June 30, 1998     June 30, 1997   March 28, 1997
 and per share data)                                                                     (1)
-------------------------------------------------------------------------------------------------------------------------------
Net sales                          $1,645,993     $1,458,047     $  815,319       $  612,427        $  144,473       $  479,524
Gross profit                           68,824         56,422         41,536           30,654             6,076           22,810
Income from operations                 26,946         22,299         14,842            9,770             1,363            5,617
Net income                         $    9,144     $    8,199     $    6,625       $    3,942        $      400       $    1,461
Basic earnings per share           $     2.16     $     1.93     $     1.72       $     1.18        $     0.13       $     0.48
Diluted earnings per share         $     2.02     $     1.84     $     1.58       $     1.07        $     0.12       $     0.44
Basic common shares
 outstanding                        4,239,099      4,240,951      3,846,837        3,345,261         3,054,994        3,033,536
Diluted common shares
 outstanding                        4,565,757      4,549,876      4,219,876        3,766,352         3,626,831        3,588,943

                                 Pro Forma
                                (unaudited)
     Balance Sheet Data            June 30,    June 30, 2001   June 30, 2000   June 30, 1999    June 30, 1998    March 28, 1997
     (in thousands)               2001 (2)                                                                (1)
     ---------------------------------------------------------------------------------------------------------------------------
     Current assets               $272,984          $270,050        $237,494        $181,824         $153,513          $ 81,901
     Working capital                98,803            97,533          93,556          28,525           60,549            31,239
     Total assets                  339,271           330,204         294,419         236,990          178,371           108,034
     Long-term debt                 20,862            94,489          99,647          40,449           61,156            41,530
     Stockholders' equity          138,540            57,510          45,265          40,887           20,719            12,988

     (1)  Fiscal year changed to June 30

     (2) Reflects net proceeds from the sale of 2,445,797 shares of common stock in a public offering as well as the issuance of 180,000 shares of common stock in exchange for an additional 18% equity stake in Pharmaceutical Buyers, Inc. The public offering was completed July 5, 2001


     Price Range Per Common Share:

     The Company's common stock (symbol: "DKWD") is traded on the NASDAQ national market. The number of beneficial holders of the Company's common stock is approximately 4,000. Set forth below are the high and low transaction prices as reported by the NASDAQ stock market for the periods indicated. Such prices reflect interdealer prices, without retail markup, markdown, or commission:

     2001                          Low               High

     First Quarter               $ 9.38             $14.50
     Second Quarter               11.50              16.00
     Third Quarter                13.63              22.19
     Fourth Quarter               18.44              37.05

     2000                         Low               High

     First Quarter              $22.13             $25.88
     Second Quarter              13.50              24.00
     Third Quarter               10.50              18.00
     Fourth Quarter               7.50              12.25


     CORPORATE OFFICES:

     D&K Healthcare Resources, Inc.
     8000 Maryland Ave. Suite 920
     St. Louis, Missouri 63105
     (888) 727-3485
     (314) 727-3485
     Fax: (314) 727-5759
     web: www.dkwd.com


     TRANSFER AGENT REGISTRAR:

     Computershare Investor Services LLC
     2 North Lasalle Street
     Chicago, Illinois 60602
     (312) 588-4700


     AUDITORS:

     Arthur Andersen LLP
     St. Louis, Missouri


     COUNSEL:

     Armstrong Teasdale LLP
     St. Louis, Missouri


     FORM 10-K:

     Copies of form 10-K filed by D&K Healthcare Resources, Inc. for the year ended June 30, 2001, are available without charge upon request. Requests should be directed to the Company's corporate office address, marked attention: Investor Relations.

     ANNUAL MEETING:

     The annual meeting of stockholders will be held at 10:00 a.m. Wednesday, November 14, 2001, in The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, MO.