Form 10-K, Exhibit 13
period 2002-06-30
D & K HEALTHCARE RESOURCES INC
filed 2002-09-24
CIK 888914

                                                                      EXHIBIT 13

REGISTRANT'S 2002 ANNUAL REPORT TO SHAREHOLDERS


FINANCIAL HIGHLIGHTS:


                                                                     Fiscal Year Ended
                                       ------------------------------------------------------------------------------
Income Statement Data                      June 30,    June 30, 2001  June 30, 2000  June 30, 1999  June 30, 1998
---------------------                        2002
(in thousands, except share and per
share data)

Net sales                                $ 2,453,748     $1,645,993     $1,458,047     $  815,319     $  612,427
Gross profit                                 102,831         68,824         56,422         41,536         30,654
Income from operations                        46,339         26,946         22,299         14,842          9,770
Net income                               $    21,059     $    9,144     $    8,199     $    6,625     $    3,942
Basic earnings per share (1)             $      1.48     $     1.08     $     0.97     $     0.86     $     1.09
Diluted earnings per share (1)           $      1.42     $     1.01     $     0.92     $     0.79     $     1.04
Basic common shares outstanding (1)       14,246,751      8,478,198      8,481,902      7,693,674      6,690,522
Diluted common shares outstanding (1)     14,677,781      9,131,514      9,099,752      8,439,752      7,532,704






Balance Sheet Data
------------------              June 30,        June 30,          June 30,          June 30,         June 30,
(in thousands)                      2002            2001             2000              1999             1998
---------------------------------------------------------------------------------------------------------------
Current assets                   $413,914         $270,050         $237,494          $181,824         $153,513
Working capital                   182,636           97,533           93,556            28,525           60,549
Total assets                      483,138          330,204          294,419           236,990          178,371
Long-term debt                     81,457           94,489           99,647            40,449           61,156
Stockholders' equity              167,397           57,510           45,265            40,887           20,719


(1) Adjusted for 2-for-1 stock split in April 2002


PRICE RANGE PER COMMON SHARE:

The Company's common stock (symbol: "DKWD") is traded on the NASDAQ national market. The number of beneficial holders of the Company's common stock is approximately 6,000. Set forth below are the high and low transaction prices as reported by the NASDAQ stock market for the periods indicated (adjusted for 2-for-1 stock split in April 2002). Such prices reflect interdealer prices, without retail markup, markdown, or commission:


2002                                  Low              High

First Quarter                       $17.75            $24.07
Second Quarter                       21.40             29.60
Third Quarter                        25.31             32.87
Fourth Quarter                       27.39             39.50




2001                                   Low                High

First Quarter                       $  4.69             $  7.25
Second Quarter                         5.75                8.00
Third Quarter                          6.82               11.10
Fourth Quarter                         9.22               18.53


CORPORATE OFFICES:

D&K Healthcare Resources, Inc.
8000 Maryland Ave. Suite 920
St. Louis, Missouri 63105
(888) 727-3485
(314) 727-3485
Fax: (314) 727-5759
web: www.dkwd.com


TRANSFER AGENT REGISTRAR:

Computershare Investor Services LLC
2 North Lasalle Street
Chicago, Illinois   60602
(312) 588-4700


AUDITORS:

KPMG LLP
St. Louis, Missouri


COUNSEL:

Armstrong Teasdale LLP
St. Louis, Missouri


FORM 10-K:

Copies of form 10-K filed by D&K Healthcare Resources, Inc. for the year ended June 30, 2002, are available without charge upon request. Requests should be directed to the Company's corporate office address, marked attention: Investor Relations.


ANNUAL MEETING:

The annual meeting of stockholders will be held at 10:00 a.m. Wednesday, November 13, 2002, at The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, MO.




                                       46