Form 10-K, Exhibit 13
period 2003-06-30
D & K HEALTHCARE RESOURCES INC
filed 2003-09-29
CIK 888914

                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 13

REGISTRANT'S 2003 ANNUAL REPORT TO SHAREHOLDERS

FINANCIAL HIGHLIGHTS:

                                                                           Fiscal Year Ended
                                                  -----------------------------------------------------------------
Income Statement Data (1)                          June 30,       June 30,      June 30,      June 30,    June 30,
(in thousands, except share and per share data)      2003           2002          2001          2000        1999
-------------------------------------------------------------------------------------------------------------------
Net sales                                         $ 2,223,388   $ 2,453,748   $ 1,645,993   $ 1,458,047  $  815,319
Gross profit                                           90,699       102,831        68,824        56,422      41,536
Income from operations                                 36,387        46,339        26,946        22,299      14,842
Net income                                              9,686        21,059         9,144         8,199       6,625
Pro forma net income (2)                               15,140        21,059         9,144         8,199       6,625
Diluted earnings per share (3)                           0.65          1.42          1.01          0.92        0.79
Pro forma diluted earnings per share(2)(3)               1.03          1.42          1.01          0.92        0.79
Diluted common shares outstanding                  14,513,116    14,677,781     9,131,514     9,099,752   8,439,752

Balance Sheet Data
(in thousands)

                       June 30, 2003  June 30, 2002  June 30, 2001  June 30, 2000  June 30, 1999
------------------------------------------------------------------------------------------------
Current assets           $ 404,129      $ 413,914      $ 270,050      $ 237,494      $ 181,824
Working capital            215,639        182,636         97,533         93,556         28,525
Total assets               472,695        483,138        330,204        294,419        236,990
Long-term debt             110,423         81,457         94,489         99,647         40,449
Stockholders' equity       170,079        167,397         57,510         45,265         40,887

(1) Refer to page 2 of the Form 10-K for a description of significant company events that explain income statement and balance sheet trends.

(2) In fiscal 2003, pro forma net income and pro forma diluted earnings per share exclude one-time charges for an accounting change related to the adoption of SFAS 142 (reduced diluted EPS by $0.30 and net income by $4,249) and the termination of the company's accounts receivable securitization program (reduced diluted EPA by $0.08 and net income by $1,205).

(3)      Adjusted to reflect 2-for-1 stock split effective April 12, 2002.

PRICE RANGE PER COMMON SHARE:

D&K Healthcare's common stock trades on the Nasdaq Stock Market under the trading symbol "DKHR". Prior to July 1, 2003, D&K Healthcare's common stock was traded on the Nasdaq Stock Market under the trading symbol "DKWD". As of September 19, 2003, there were approximately 4,600 shareholders based on the number of record holders and an estimated number of beneficial holders of the company's common stock. The following table sets forth the high and low sale prices of D&K Healthcare common stock for the periods indicated.

2003                   Low       High
First Quarter        $ 8.12    $ 34.81
Second Quarter         7.38      10.75
Third Quarter          8.25      10.56
Fourth Quarter        10.18      16.43

2002                   Low       High
First Quarter        $ 17.78   $ 24.10
Second Quarter         21.43     29.63
Third Quarter          25.33     32.90
Fourth Quarter         27.40     39.50

CORPORATE OFFICES:

D&K Healthcare Resources, Inc.
8235 Forsyth Boulevard
St. Louis, Missouri 63105
(888) 727-3485
(314) 727-3485
Fax: (314) 727-5759
web: www.dkhealthcare.com

TRANSFER AGENT REGISTRAR:

Computershare Investor Services LLC
2 North LaSalle Street
Chicago, Illinois   60602
(312) 588-4192
www.computershare.com/contactus

AUDITORS:

KPMG LLP
St. Louis, Missouri

COUNSEL:

Armstrong Teasdale LLP
St. Louis, Missouri

ANNUAL MEETING:

The annual meeting of stockholders will be held at 10:00 a.m. Wednesday, November 12, 2003, at the company's corporate office, 8235 Forsyth Boulevard, 9th Floor, St. Louis, Missouri.

                                       47