Form 10-K, Exhibit 13
period 2004-06-30
D & K HEALTHCARE RESOURCES INC
filed 2004-09-13
CIK 888914

                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 13

REGISTRANT'S 2004 ANNUAL REPORT TO SHAREHOLDERS

FINANCIAL HIGHLIGHTS:

                                                                   Fiscal Year Ended
Income Statement Data (1)                          ---------------------------------------------------------------
-------------------------                            June 30,     June 30,     June 30,     June 30,     June 30,
(in thousands, except share and per share data)       2004         2003         2002         2001         2000
-----------------------------------------------    -----------  -----------  -----------  -----------  -----------
Net sales                                          $ 2,251,190  $ 2,223,388  $ 2,453,748  $ 1,645,993  $ 1,458,047
Gross profit                                           103,395       90,699      102,831       68,824       56,422
Income from operations                                  31,739       36,387       46,339       26,946       22,299
Net income                                              10,214        9,686       21,059        9,144        8,199
Pro forma net income (2)                                10,214       15,140       21,059        9,144        8,199
Diluted earnings per share  (2)                           0.71         0.65         1.42         1.01         0.92
Pro forma diluted earnings per share(2)(3)                0.71         1.03         1.42         1.01         0.92
Diluted common shares outstanding                   14,137,044   14,513,116   14,677,781    9,131,514    9,099,752

Balance Sheet Data
------------------
(in thousands)          June 30, 2004  June 30, 2003  June 30, 2002   June 30, 2001  June 30, 2000
------------------      -------------  -------------  -------------   -------------  -------------
Current assets             $634,300       $404,129       $413,914        $270,050       $237,494
Working capital             382,900        215,639        182,636          97,533         93,556
Total assets                743,871        472,695        483,138         330,204        294,419
Long-term debt              307,693        110,423         81,457          94,489         99,647
Stockholders' equity        179,330        170,079        167,397          57,510         45,265

  (1) Refer to page 2 of the Form 10-K for a description of significant company events that explain income statement and balance sheet trends.

  (2) In fiscal 2003, pro forma net income and pro forma diluted earnings per share exclude a one-time charge for an accounting change related to the adoption of SFAS 142 (reduced diluted EPS by $0.30 and net income by $4,249) and the termination of the company's accounts receivable securitization program (reduced diluted EPS by $0.08 and net income by $1,205).

  (3) Adjusted to reflect 2-for-1 stock split effective April 12, 2002.

PRICE RANGE PER COMMON SHARE:

D&K Healthcare's common stock trades on the Nasdaq Stock Market under the trading symbol "DKHR". Prior to July 1, 2003, D&K Healthcare's common stock was traded on the Nasdaq Stock Market under the trading symbol "DKWD". As of September 7, 2004, there were approximately 4,600 shareholders based on the number of record holders and an estimated number of beneficial holders of the company's common stock. The following table sets forth the high and low sale prices of D&K Healthcare common stock for the periods indicated.

2004                                  Low                 High
First Quarter                       $ 13.09             $ 18.35
Second Quarter                        12.02               15.90
Third Quarter                          9.70               14.50
Fourth Quarter                        10.00               14.91

2003                                 Low                  High
First Quarter                       $ 8.12              $ 34.81
Second Quarter                        7.38                10.75
Third Quarter                         8.25                10.56
Fourth Quarter                       10.18                16.43

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

AUDITORS:

KPMG LLP
St. Louis, Missouri

COUNSEL:

Armstrong Teasdale LLP
St. Louis, Missouri

ANNUAL MEETING:

The annual meeting of stockholders will be held at 10:00 a.m. Wednesday, November 10, 2004, at the company's corporate office, 8235 Forsyth Boulevard, 9th Floor, St. Louis, Missouri.